                                                                    Exhibit 99.Q


                    ------------------------------------------------------------


                    COMPLETE APPRAISAL
                    OF REAL PROPERTY

                    ZENITH ELECTRONICS CORPORATION
                    RAULAND PICTURE TUBE DIVISION
                    PLANT #45
                    2155 Rose Street (25th Avenue)
                    Unincorporated Leyden Township, Cook County, Illinois


                    ------------------------------------------------------------

                    IN A SELF-CONTAINED FORMAT


                    As of MAY 21, 1998


                    Prepared For:

                    PPM FINANCE, INC.
                    225 West Wacker Drive, Suite 1200
                    Chicago, Illinois  60606

                    And

                    ZENITH ELECTRONICS CORPORATION
                    1000 Milwaukee Avenue
                    Glenview, Illinois  60625


                    Prepared By:

                    CUSHMAN & WAKEFIELD OF ILLINOIS, INC.
                    Valuation Advisory Services
                    455 North Cityfront Plaza Drive, Suite 2800

                         Chicago, Illinois 60611-5555

April 7, 1999


Ms. Barbra Buck
PPM FINANCE, INC.
225 West Wacker Drive, Suite 1200
Chicago, Illinois  60606
and
Ms. Beverly Wyckoff, Esq.
ZENITH ELECTRONICS CORPORATION
1000 Milwaukee Avenue
Glenview, Illinois  60625

RE:  COMPLETE APPRAISAL OF REAL PROPERTY
     ZENITH ELECTRONICS CORPORATION
     RAULAND PICTURE TUBE DIVISION
     PLANT #45
     2155 Rose Street (25/th/ Avenue)
     Unincorporated Leyden Township, Cook County, Illinois


Dear Ms. Buck and Ms. Wyckoff:

   In fulfillment of our agreement as outlined in the Letter of Engagement, Cushman & Wakefield of Illinois, Inc. is pleased to transmit our appraisal report estimating the market value and the quick sale or liquidation value of the fee simple estate in the referenced real estate.

   This report has been prepared for PPM Finance, Inc. and Zenith Electronics Corporation and is intended only for the specified use of said Clients. It may not be distributed to or relied upon by other persons or entities without written permission of Cushman & Wakefield of Illinois, Inc.

   The property was inspected by and the report was prepared by David O. Conroy. Stanley R. Dennis, Jr., MAI, has reviewed the report, and is in concurrence with the findings herein, but did not inspect the property.

April 7, 1999                      Page 2


   As a result of our analysis, we have formed an opinion that the market value of the fee simple estate in the subject property, subject to the assumptions, limiting conditions, certifications and definitions, as of May 21, 1998, was:


                   FOUR MILLION TWO HUNDRED THOUSAND DOLLARS
                                  $4,200,000

   The marketing period for the subject property is estimated to be approximately 12 months, which we believe (through conversations with area brokers and survey data) to be representative for light industrial buildings of this type.

   As a result of our analysis, we have formed an opinion that the quick sale or liquidation value of the fee simple estate in the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, as of May 21, 1998 was:


              THREE MILLION SEVEN HUNDRED EIGHTY THOUSAND DOLLARS
                                  $3,780,000

   In our analysis of the subject property under liquidation or quick sale value scenario, the marketing time associated with this scenario is estimated to be 6 months or less.

   This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and an Addenda.


Respectively submitted,

CUSHMAN & WAKEFIELD OF ILLINOIS, INC.



David O. Conroy
Senior Appraiser
Illinois Certification NO. 153-001128


Stanley R. Dennis, Jr., MAI
Managing Director
Illinois Certification No. 153-000686

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

NAME:                         Zenith Electronics Corporation
                              Rauland Picture Tube Division
                              Warehouse Facility - Plant #45

LOCATION:                     2155 Rose Street (25th Avenue)
                              Unincorporated Leyden Township,
                              Cook County, Illinois

AUDITOR'S PARCEL NUMBERS:     12-34-100-023 and -024

INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 21, 1998

OWNERSHIP:                    Zenith Electronics Corporation

LAND AREA:                    The land area of the site under analysis is
                              approximately 420,354 square feet, or 9.65 acres.

ZONING: The subject site is located within a zoning district designated as an I-1, Restricted Industrial, District by Cook County.

HIGHEST AND BEST USE
  If Vacant:                  Industrial development

  As Improved:                Industrial development, as improved

IMPROVEMENTS
  Type:                       Industrial warehouse building

  Year Built:                 1961, with an addition in the late 1960's

  Gross Building Area:        220,904 square feet

  Construction:               Masonry and insulated metal over a steel frame.

  Condition:                  Good

MARKET VALUE INDICATIONS:
COST APPROACH:                $4,250,000

SALES COMPARISON APPROACH:    $4,200,000

INCOME APPROACH:                   $4,200,000

VALUE CONCLUSION:                  $4,200,000

                                        SUMMARY OF SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

RESULTING INDICATORS
  Price Per Square Foot:           $19.01 per square foot of building area.

ESTIMATED MARKETING TIME:          12 months

QUICK SALE OR LIQUIDATION VALUE:
  Value Conclusion:                $3,780,000

  Price Per Square Foot:           $17.11 per square foot of building area.

ESTIMATED MARKETING TIME:          6 months

SPECIAL ASSUMPTIONS:               1.  This appraisal report was prepared in
                                   conformity with the requirements of the Code of Ethics and Standards of Professional
                                   Practice of the Appraisal Institute.

                                   2.  Information regarding the subject
                                   property was provided to us by Zenith
                                   Electronics Corporation and is assumed to be accurate.

                                   3. No environmental audits were provided to the appraisers. We have assumed the subject property to be free of environmental hazards. The appraisers are not qualified to detect such substances and Cushman & Wakefield urges that an expert in this field be employed to determine the presence, if any, of any such toxic materials.

                                   4. Please refer to the list of additional assumptions and limiting conditions included at the end of this report.

                                                               TABLE OF CONTENTS
================================================================================

                                                                           PAGE
PHOTOGRAPHS OF SUBJECT PROPERTY......................................         1

INTRODUCTION.........................................................         7

REGIONAL ANALYSIS....................................................        12

NEIGHBORHOOD ANALYSIS................................................        24

INDUSTRIAL MARKET ANALYSIS...........................................        25

PROPERTY DESCRIPTION.................................................        33

REAL PROPERTY TAXES AND ASSESSMENTS..................................        38

ZONING...............................................................        39

HIGHEST AND BEST USE.................................................        40

VALUATION PROCESS....................................................        43

COST APPROACH........................................................        44

SALES COMPARISON APPROACH............................................        59

INCOME APPROACH......................................................        67

RECONCILIATION AND FINAL VALUE ESTIMATE..............................        78

QUICK SALE VALUE ESTIMATE............................................        82

ASSUMPTIONS AND LIMITING CONDITIONS..................................        83

CERTIFICATION OF APPROVAL............................................        86

ADDENDA..............................................................        87
   Legal Description
   Land Sale Data Sheets
   Improved Sale Data Sheets
   Cushman & Wakefield Investor Survey
   Qualification Of Appraisers

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================


    -----------------------------------------------------------------------











    -----------------------------------------------------------------------

    VIEW LOOKING SOUTH ALONG ROSE STREET (25TH AVENUE), SUBJECT IS TO LEFT

    -----------------------------------------------------------------------











    -----------------------------------------------------------------------

    VIEW LOOKING NORTH ALONG ROSE STREET (25TH AVENUE), SUBJECT IS TO RIGHT

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

    -----------------------------------------------------------------------











    -----------------------------------------------------------------------

             VIEW LOOKING SOUTHEAST AT SUBJECT WAREHOUSE FACILITY

    -----------------------------------------------------------------------











    -----------------------------------------------------------------------

     VIEW LOOKING EAST AT ENTRANCE TO WAREHOUSE FACILITY FROM ROSE STREET

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

    -----------------------------------------------------------------------










    -----------------------------------------------------------------------

                            VIEW OF WAREHOUSE AREA


    -----------------------------------------------------------------------











    -----------------------------------------------------------------------

                          VIEW OF INTERIOR DOCK AREA

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

    -----------------------------------------------------------------------












    -----------------------------------------------------------------------

                           VIEW OF WAREHOUSE FACILITY

    -----------------------------------------------------------------------












    -----------------------------------------------------------------------

                        VIEW OF DOCK-HIGH LOADING DOORS

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

    -----------------------------------------------------------------------











    -----------------------------------------------------------------------

          VIEW OF REAR OF SUBJECT WAREHOUSE ALONG RAIL LOADING DOORS. RAIL CARS ARE LAND-LOCKED - RAIL CONNECTION NEEDS TO BE RECONNECTED

    -----------------------------------------------------------------------











    -----------------------------------------------------------------------

                          INTERIOR VIEW OF WAREHOUSE

                                                 PHOTOGRAPHS OF SUBJECT PROPERTY
================================================================================

    -----------------------------------------------------------------------










    -----------------------------------------------------------------------

                           INTERIOR VIEW OF WAREHOUSE

    -----------------------------------------------------------------------









    -----------------------------------------------------------------------

                 INTERIOR VIEW OF OFFICE AND LOCKER ROOM AREAS

                                                                    INTRODUCTION
================================================================================

PROPERTY DESCRIPTION

   The subject property consists of a warehouse facility containing a gross building area of approximately 220,904 square feet. The building was constructed in 1961, with an addition in the late 1960's. The site area contains 9.65 acres. The property address is 2155 Rose Street, Leyden Township, Cook County, Illinois. The Cook County Assessor's PIN numbers are 12-34-100 023 and 024.

PROPERTY OWNERSHIP AND RECENT HISTORY

   According to information supplied by the property's owner, Zenith Electronics Corporation, Zenith traded a warehouse facility in Chicago to Helene Curtis for this facility in 1992. This facility is used as the warehouse for the Rauland Picture Tube Plant in nearby Melrose Park.

COMPETENCY PROVISION

   We are aware of the competency provision by the USPAP and the authors of this report meet the standards. David O. Conroy inspected the subject property, researched, and analyzed the pertinent market information, and wrote the report, under the supervision of Stanley R. Dennis, Jr., MAI. It is our opinion that we are fully competent to perform this appraisal, due to the fact that:

 1. The appraisers have full knowledge and experience in the nature of this assignment.

 2. All necessary and appropriate steps have been taken in order to complete the assignment competently.

 3. There is no lack of knowledge, or experience that would prohibit this assignment to be completed in a professional competent manner or where a biased or misleading opinion of value would be rendered.

PURPOSE AND FUNCTION OF THE APPRAISAL

    The purpose of this appraisal is to estimate the market value and the quick sale or liquidation value of the fee simple estate in the subject property as of May 21, 1998, the date of inspection. The function of this appraisal is to assist our clients, PPM Finance, Inc., and Zenith Electronics Corporation, in an evaluation of the real estate asset for possible sale.

                                                                    INTRODUCTION
================================================================================

SCOPE OF THE APPRAISAL

   In the process of preparing this appraisal, I met with Mr. Uday P. Nadkarni, Director - Industrial Engineering and Facilities, Mr. Charles Svitak, Manager - Facilities Engineering and Energy, and Mr. Edward Reszke, Manager - Distribution and Warehousing. I inspected the exterior and interior of the subject property, reviewed interior plans, conducted market research into the sale price of comparable land sales and developed a complete cost approach analysis. We also ascertained sales prices of comparable improved properties, developed a value estimate by the direct sales comparison approach and gathered information on comparable leases of similar warehouse properties and developed an income approach through direct capitalization to estimate the fee simple estate under each of the valuation perspectives.

DATE OF VALUE AND PROPERTY INSPECTION

   The date of value is May 21, 1998, which is the date of the property inspection.

PROPERTY RIGHTS APPRAISED

   Fee simple estate.

DEFINITIONS OF VALUE, INTEREST APPRAISED AND OTHER PERTINENT TERMS

   The definition of market value in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), 1996 Edition, published by The Appraisal Foundation, is as follows:

   The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

 1. Buyer and seller are typically motivated;
 2. Both parties are well informed or well advised, and acting in what they consider their own best interests;
 3. A reasonable time is allowed for exposure in the open market;
 4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                                                                    INTRODUCTION
================================================================================

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

   Definitions of pertinent terms taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, are as follows:

   FEE SIMPLE ESTATE

   Absolute ownership unencumbered by any other interest or estate; subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat.

   QUICK SALE

   Quick sale or liquidation value reflects a sale within a six-month period.

   CASH EQUIVALENT

   A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

   Definitions of other terms taken from various are as follows:

   MARKET VALUE AS IS ON APPRAISAL DATE

   The market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date the appraisal is prepared.

   MARKETING TIME

   Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal, whereas exposure time, as defined below is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of their same data analyzed in the process of estimating the reasonable exposure time and is not intended to be a predication of a date of sale.

                                                                    INTRODUCTION
================================================================================

   We have concluded that a marketing period of approximately 12 months would be required in order to sell the subject property under the market value premise. The market value conclusion expressed in this report is based on current market conditions. Our market value estimate should not be interpreted as being representative of the final price at which the property might sell throughout the entire marketing period, due to uncertain market conditions.

   EXPOSURE TIME

   Under Paragraph 3 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

   We have estimated the appropriate exposure time for the subject property to be approximately 12 months under the market value premise.

LEGAL DESCRIPTION

   The legal description of the subject property is included in the Addenda section of this report. The legal description was taken from materials provided by the client. It should be noted that the legal description of the site has not been verified with legal counsel. We suggest that such verification be obtained prior to utilizing said legal description in any legal document or conveyance. Cushman & Wakefield assumes no responsibility for the accuracy or legality of said legal description.

                                                                    INTRODUCTION
================================================================================
REGIONAL AREA MAP

                                                               REGIONAL ANALYSIS
================================================================================

CHICAGO METROPOLITAN AREA

  This section evaluates general demographic and economic trends in the property's regional location to determine the outlook for the overall market based upon comparison of projected population, employment and other trends with actual historical data. The Chicago Consolidated Metropolitan Statistical Area
(CMSA), located at the southwestern tip of Lake Michigan, is the Midwest's financial, commercial, transportation, and industrial center. As defined by the United States Census Bureau, the Chicago CMSA includes a total of eleven counties: eight in Illinois, two in Indiana, and one in Wisconsin. As a whole, the Chicago CMSA covers a territory of 5,660 square miles.

POPULATION

  The population of the Chicago Metropolitan Area is the third largest in the nation, behind New York and greater Los Angeles. The historical and projected population growth trends for the six primary counties in the Chicago Metropolitan area are summarized in TABLE A below.

================================================================================
                                    TABLE A
                           CHICAGO METROPOLITAN AREA
                    POPULATION STATISTICS - 1980 THRU 2006
--------------------------------------------------------------------------------
                                                ANNUAL                  ANNUAL
                                               % CHANGE                % CHANGE
COUNTY               1980           1996       1980-1996      2006     1996-2006
--------------------------------------------------------------------------------
Cook              5,254,000      5,136,800      -0.14%      5,086,800    -0.08%
Chicago           3,005,000      2,762,000      -0.53%         N/A         N/A
Suburban          2,249,000      2,374,800       0.34%         N/A         N/A
DuPage             659,000        857,800        1.66%       925,800      0.90%
Kane               278,000        353,300        1.51%       374,800      0.37%
Lake               440,000        570,600        1.64%       624,000      0.88%
McHenry            148,000        225,700        2.67%       273,600      1.27%
Will               324,000        415,800        1.57%       499,600      1.21%

Total             7,103,000      7,560,000       0.39%      7,784,600     0.25%
--------------------------------------------------------------------------------
SOURCE:  WOODS & POOLE ECONOMICS, INC.
================================================================================

  As summarized in TABLE A, the City of Chicago had an estimated population of
2.762 million in 1996, a decrease of 243,000 residents since 1980, when the population was estimated at approximately 3.005 million people. However, the decline in urban population since 1980 was more than offset by a significant growth in the suburban population.

                                                               REGIONAL ANALYSIS
================================================================================

  The population shift from the city to the suburbs becomes evident when one looks at the county population as a percentage of the total population. These figures, as well as projections for the year 2006, are presented below in TABLE B as follows:

          ===========================================================
                                    TABLE B
                    POPULATION AS A PERCENTAGE OF THE TOTAL
          -----------------------------------------------------------
             County                  1980       1996      2006(1)
          -----------------------------------------------------------
             Cook:                   74.0%      68.0%      65.8%
               Chicago               42.3%      36.5%         -
               Suburbs               31.6%      31.4%         -
             DuPage                   9.3%      11.4%      12.1%
             Kane                     3.9%       4.7%       4.7%
             Lake                     6.2%       7.6%       8.0%
             McHenry                  2.1%       3.0%       3.3%
             Will                     4.6%       5.5%       6.1%
          -----------------------------------------------------------
             /1/ Projected
          ===========================================================

  The preceding table shows a steady migration from the city toward the suburbs. The collar counties of DuPage, Kane, Lake, McHenry, and Will increased their share of the regional population from 26.1 percent in 1980 to 32.2 percent in 1996. Their share of the population is expected to further increase to 34.2 percent by the year 2006. The population shift from the city to suburban areas is common among most major cities throughout the Great Lakes and Northeastern regions, and is expected to continue for the foreseeable future.

TRANSPORTATION
  AIR TRANSPORTATION

  Chicago is one of the primary transportation hubs in the United States.
O'Hare International Airport is the busiest in the world, handling approximately
67.25 million passengers in 1995. The substantial increase in air traffic is attributed to several factors, which include the deregulation of the airline industry, the establishment of regional "hubs" by major airlines, and the economic expansion into global markets. United Airlines rebuilt their terminal in 1987 at a cost of $500 million; American Airlines also expanded and upgraded their facility in 1990, the $329 million project was intended to provide more space for airline operations and to provide greater convenience and comfort for their passengers. Finally, the new 1.1 million square foot International Terminal at O'Hare was completed in 1992. The new terminal increased international passenger travel from 6.76 million in 1993 to 9.89 million in 1995, or 15.0 percent.

                                                               REGIONAL ANALYSIS
================================================================================

  Midway Airport, located in the southwest portion of the city, serves as a secondary airport which has become an increasingly popular alternative to O'Hare. From 1980 to 1990, passenger volumes increased significantly, rising from 600,000 passengers to nearly 9.0 million passengers. Passenger volumes fell to 7.3 million in 1991 and to 4.6 million in 1992 as Midway Airlines, the primary carrier at the time, filed for bankruptcy. In 1991, Midway Airport was serviced by four only carriers, Comair, Northwest, Southwest and USAir; however, during 1992 and 1993, twelve new airline carriers were added, including America West, Midway Airlines, MarkAir, TWA, and Continental. According to information compiled by the Chicago Department of Aviation, 6.76 million passengers traveled through Midway Airport in 1993, 9.54 million in 1994 and 9.89 in 1995. The newest CTA rail line, which links Midway Airport to the Chicago Loop was completed in 1993. The $500.0 million project provides daily transportation for approximately 50,000 southwest side residents. Benefiting from a new Midway Airlines, a surging Southwest Airlines and the local operations of 15 other carriers, Midway Airport is expected to see passenger volume continue to increase.

  According to an article in Crain's Chicago Business, city officials are considering options to expand Midway Airport's terminal operations. Their choices include replacing Midway Airport's 47-year old terminal with a larger one or expanding the current structure. Reportedly, the city anticipated construction to commence in 1996, with new terminal operations in four years, however, at present, no construction has been started. The city has also purchased three land parcels situated east of Cicero Avenue to accommodate expanded parking. According to the city officials, the cost of the project would be borne by the airport's carriers and federal sources, not by city taxpayers. While the expansion would ease air traffic into Chicago; the proximity of residential development around Midway Airport limits the size and flight schedule of aircraft utilizing the airport. Therefore, in the end, the terminal expansion would serve to safeguard Midway's position as a thriving second-tier airport, rather than significantly expand its customer base.

  GROUND TRANSPORTATION

  Several major expressways and interstate highways pass through the Chicago area. Interstate 88 and 290 are the main routes to cities along the East-West corridor. Interstate 55 provides access to the southwestern cities. Cities to the north and northwest are accessed via Interstates 90 and 94; and finally, north-south travel between the western suburbs is facilitated by Interstate 294 and 355. In total, the Chicago area has over 630

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

miles of expressways. Within the metropolitan area, commuter transportation is facilitated by rail lines, rapid transit systems, bus lines and expressway systems.

     Suburban Chicago is served by eleven radial Metra rail lines originating from the Central Business District. The 507-mile Metra system serves 227 stations in six counties in Illinois: Cook, Lake, DuPage, Will, McHenry and Kane and Kenosha County in Wisconsin. Ridership on Metra totaled 73.2 million in 1995, a slight decrease from the 74.7 million riders in 1994. The exhibit on the facing page details the areas serviced by Metra's transportation network in the Chicago Metropolitan Area. The urban areas of Chicago are served by sixteen elevated rail lines and a number of bus routes. Just over 135.3 million people used the "El" and 306 million used the bus routes as a mode of transportation in 1995. According to the RTA, 442.7 million people utilized some form of public transportation in 1995; a 5.9 percent decrease from 1994.

EMPLOYMENT

     The Chicago economy, like most major metropolitan areas, began as a manufacturing center. However, today the Chicago economic growth is no longer primarily based on the manufacturing sector, but is distributed among wholesale and retail trade, health care, education, and financial services. TABLE C, below, summarizes the diversity of employment for the eleven county Consolidated Metropolitan Statistical Area.

==================================================================================================
                                    TABLE C
         CHICAGO METROPOLITAN AREA EMPLOYMENT STATISTICS: 1996 - 2006
==================================================================================================
                                                                                   COMPOUND
                                  1996       PERCENT        2006        PERCENT     GROWTH
INDUSTRY GROUP                 EMPLOYMENT    OF TOTAL    EMPLOYMENT     OF TOTAL   1996-2006
--------------------------------------------------------------------------------------------------
Mining/Agriculture               40,160        0.8%         47,710         0.9%           1.74%
Manufacturing                   728,980       14.5%        701,260        13.1%          -0.39%
Construction                    236,610        4.7%        244,450         4.6%           0.33%
TCU/(1)/                        285,860        5.7%        307,410         5.7%           0.73%
Trade                         1,106,870       22.0%      1,162,370        21.7%           0.49%
FIRE                            468,730        9.3%        532,870        10.0%           1.29%
Services                      1,592,010       31.7%      1,803,700        33.7%           1.26%
Government                      558,340       11.1%        545,920        10.1%          -0.22%
--------------------------------------------------------------------------------------------------
TOTAL                         5,030,540     100.00%      5,357,150       100.0%           0.63%
--------------------------------------------------------------------------------------------------
SOURCE:  WOODS & POOLE ECONOMICS, INC.
/(1)/  TRANSPORTATION, COMMUNICATIONS & UTILITIES
==================================================================================================

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

  The local employment picture is expected to follow historical trends as the Chicago MSA enters the next decade. The service sector will continue to lead employment, the manufacturing sector will shrink and overall job growth will remain steady. Employment increases in the communications sector are considered a sure bet; however, expected utility deregulation will dampen long-term growth prospects for this industry. According to Woods & Poole, the services and FIRE industries should continue to lead employment growth during the next ten years. These projections are supported by the steady increase in the number of area small businesses, the contribution of local universities and MSA's ability to capitalize on increased international trade.

  In 1996, the number of jobs in Cook County accounted for 62.8 percent of total employment for the eleven county area. Similar to the population trends previously discussed, the collar counties are also projected to increase their share of total employment. This distribution is summarized in TABLE D below.


==========================================================================================
                                    TABLE D
                           CHICAGO METROPOLITAN AREA
                      EMPLOYMENT STATISTICS: 1996 - 2006
==========================================================================================
                                           1996           2006
INDUSTRY GROUP                          EMPLOYMENT     EMPLOYMENT
------------------------------------------------------------------------------------------
Cook County                               62.8%           59.8%
DuPage County                             12.3%           13.5%
Kane County                                3.7%            3.8%
Lake County                                6.3%            7.3%
McHenry County                             2.0%            2.2%
Will County                                3.0%            3.2%
Other Counties                             9.9%           10.1%
------------------------------------------------------------------------------------------
   TOTAL/(1)/                              100%            100%
-------------------------------------------------------------------------------------------
SOURCE:  WOODS & POOLE
/(1)/ FOR THE 11-COUNTY CSMA
===========================================================================================

  Chicago is a leading corporate headquarters location. A number of Fortune 500 firms are headquartered in the Chicago area. Many other firms also have regional headquarters in the Chicago area. Among the largest firms headquartered in Chicago are: Sears, Roebuck & Company, Amoco, Sara Lee, United Airlines, and Motorola. The

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

presence of a large number of corporate headquarters in the area is indicative of the strength of the local support network and general business climate.

  Chicago's top five public company employers in 1995 were the Sears, Roebuck & Company, McDonald's Corporation, Sara Lee Corporation, Motorola, Inc., and UAL Corporation. A list of the largest public and private companies, by 1995 revenues, is presented in EXHIBIT A on the following facing page.

  Chicago is also a world leader in the trading of commodities, stock options, currency and interest rate futures. The City has four major financial exchanges including the Chicago Board of Trade, the Chicago Board Options Exchange, the Chicago Mercantile Exchange and the Midwest Stock Exchange. Eighty percent of the world's commodities are traded through three of Chicago's exchanges.

UNEMPLOYMENT

  The average annual unemployment rates for the six-county metropolitan area are summarized below in TABLE E. From 1988 to 1993, Cook, Kane, and Will County had unemployment rates higher than the national average, while DuPage and Lake County were consistently lower. Only McHenry County had unemployment rates similar to the national average during that time period. Since year-end 1994, unemployment rates in the six-county metropolitan area have generally been below the average for the nation.

====================================================================================
                                    TABLE E
                       AVERAGE ANNUAL UNEMPLOYMENT RATE
                     SIX-COUNTY CHICAGO METROPOLITAN AREA
====================================================================================
              COOK    DUPAGE    KANE     LAKE    MCHENRY    WILL               U.S.
YEAR         COUNTY   COUNTY   COUNTY   COUNTY    COUNTY   COUNTY   ILLINOIS   AVG.
------------------------------------------------------------------------------------
1988            6.7%     3.8%     5.4%     4.3%      4.8%     7.3%       6.8%   5.5%
1988            5.9%     3.3%     5.5%     3.9%      4.5%     6.3%       6.0%   5.3%
1990            6.3%     3.6%     5.9%     3.9%      5.3%     6.4%       6.2%   5.5%
1991            7.2%     4.8%     7.5%     4.6%      7.1%     7.4%       7.1%   6.7%
1992            7.8%     5.1%     8.0%     4.8%      6.6%     7.8%       7.5%   7.4%
1993            7.8%     5.1%     7.6%     4.9%      6.4%     7.4%       7.4%   6.4%
1994            4.2%     2.8%     4.6%     3.8%      3.9%     4.8%       4.2%   5.1%
1995            5.5%     3.4%     5.0%     4.0%      4.1%     5.3%       5.2%   5.6%
1996            5.5%     3.4%     4.9%     4.0%      4.0%     5.2%       5.3%   5.4%
Jul-97          4.8%     2.8%     3.8%     3.3%      2.9%     4.2%       4.6%   5.0%

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SOURCE:  ILLINOIS DEPARTMENT OF EMPLOYMENT SECURITY
================================================================================

===================================================================================================
                                   EXHIBIT A
                METROPOLITAN CHICAGO'S LARGEST PUBLIC COMPANIES
                            RANKED BY 1995 REVENUES
---------------------------------------------------------------------------------------------------
                                                            NET
                                                          REVENUES        NUMBER OF EMPLOYEES
NAME                                  CITY                1995 (000'S)            1995
---------------------------------------------------------------------------------------------------
Sears Roebuck & Co.                Hoffman Estates        $34,925.0             359,700
---------------------------------------------------------------------------------------------------
Amoco Corp.                            Chicago            $27,066.0              42,689
---------------------------------------------------------------------------------------------------
Motorola Inc.                         Schaumburg          $27,037.0             142,000
---------------------------------------------------------------------------------------------------
Allstate Corp.                        Northbrook          $22,793.3             44,3000
---------------------------------------------------------------------------------------------------
Sara Lee Corp.                         Chicago            $17,719.0             149,100
---------------------------------------------------------------------------------------------------
Caterpillar, Inc.                       Peoria            $16,072.0              54,352
---------------------------------------------------------------------------------------------------
UAL Corp.                         Elk Grove Township      $14,943.0              77,900
---------------------------------------------------------------------------------------------------
CNA Financial Corp.                    Chicago            $14,699.7              15,600
---------------------------------------------------------------------------------------------------
Ameritech Corp.                        Chicago            $13,427.8              65,345
---------------------------------------------------------------------------------------------------
Archer Daniels Midland Co.             Decatur            $12,671.8              14,833
---------------------------------------------------------------------------------------------------
Walgreen Co.                          Deerfield           $10,395.0              68,800
---------------------------------------------------------------------------------------------------
Deere & Co.                             Moline            $10,291.0              33,375
---------------------------------------------------------------------------------------------------
WMX Technologies, Inc.                 Oakbrook           $10,247.6              74,400
---------------------------------------------------------------------------------------------------
Abbott Laboratories                  Abbott Park          $10,012.1              50,241
---------------------------------------------------------------------------------------------------
McDonald's Corp.                       Oakbrook           $ 9,794.5             183,000
===================================================================================================

     ============================================================================================
                    METROPOLITAN CHICAGO'S LARGEST PRIVATE COMPANIES
                                 RANKED BY 1995 REVENUES
     --------------------------------------------------------------------------------------------
     NAME                                        NET REVENUES 1995      NUMBER OF EMPLOYEES 1995
                                                      (000's)
     --------------------------------------------------------------------------------------------
     Montgomery Ward Holding Co.                     $7,085.0                 54,800
     --------------------------------------------------------------------------------------------
     Marmon Group                                    $6,000.0                 28,000
     --------------------------------------------------------------------------------------------
     Alliant Foodservice, Inc.                       $4,225.7                  9,000
     --------------------------------------------------------------------------------------------
     Topco Associates, Inc.                          $3,700.0                    402
     --------------------------------------------------------------------------------------------
     Kemper National Insurance Cos.                  $3,400.0                  8,837
     --------------------------------------------------------------------------------------------
     Hyatt Hotels Corp.                              $2,700.0                 40,000
     --------------------------------------------------------------------------------------------
     Ace Hardware Corp.                              $2,440.0                  3,929
     --------------------------------------------------------------------------------------------
     Cotter & Company                                $2,437.0                  4,195
     --------------------------------------------------------------------------------------------
     Budget Rent a Car Corp.                         $2,430.0                 24,000
     --------------------------------------------------------------------------------------------
     OSI Industries, Inc.                            $2,000.0                    575
     ============================================================================================

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

  After three years of relatively high unemployment rates throughout the Chicago Metropolitan Area, the labor market improved significantly during 1994. According to Crain's Chicago Business, economic recovery in the Chicago area is expected to be stronger than other areas of the country, largely due to the strong export of capital goods.

TOURISM

  Chicago has long been a destination for tourists. The potential for additions to the number of visitors coming to the Chicago area on an annual basis has been enhanced of late, as the possibility of riverboat gambling to the City of Chicago area continues to be explored. Navy Pier and North Pier, located in the southern portion of the North Michigan Avenue Corridor, offer a variety of cultural and maritime events during the summer months. The $190.0 million redevelopment of Navy Pier incorporates many additional uses in a variety of new facilities to serve the city and tourist populations. These include the Family Pavilion anchored by the 50,000 square foot Chicago Children's Museum; Navy Pier Gardens; Festival Hall, an enclosed parking facility for 1,200 automobiles; new restaurants; an 18,000 square foot beer garden and a 25,000 square foot ballroom. Additional tourist attractions include at Navy Pier include the Skyline Stage, a 1,500 seat theater; a large screen theater with a five-story high by eighty feet wide screen; and a 150 foot Ferris wheel. While attendance at Navy Pier has exceeded initial expectations; according to a December 17, 1996 article in Crain's Chicago Business, North Pier has never performed to expectations. While the 280,000 square feet of office space is well occupied; the 160,000 square feet of retail space has suffered. The Baja Beach Club, a nightclub and restaurant which serves as an anchor tenant, is currently operating under Chapter 11 bankruptcy; and the Children's' Museum, considered a traffic generator, moved to Navy Pier. North Pier is currently on the block and is expected to transact between $25.0 to $35.0 million; considerably less than the original $70.0 million redevelopment cost. Additional tourist attractions in the Chicago Metropolitan Area include the Six Flags Great America Amusement Park, Sears Tower, the John Hancock Building, which is currently renovating their skydeck, Shedd Aquarium, Museum of Science and Industry, the Adler Planetarium, the Art Institute, Michigan Avenue and the lakefront.

  Chicago Bears owner, Michael McCaskey, is seeking a new stadium for his football team after the 1999 season. According to Crain's Chicago Business, after nine months of relentlessly selling a do-or-die deadline of early 1996 for a new stadium plan, McCaskey extended the team's deadline for another year. The extension came as plans for the

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

Northwest Indiana football stadium complex died and political support for the proposed $415.0 million, 72,000 seat domed facility near McCormick Place in Chicago is questionable. A decision will have to be made by the end of this season because the design and construction of a new stadium will take at least three years.

  State Street, the historic shopping street where no automobiles have been allowed for years, was recently renovated. State Street is home to the flagship Marshall Fields store, as well as many other large and small retailers. The Chicago Transportation Department spent $30.0 million to renovate the street and open it to auto traffic. In an effort to preserve sidewalk space and encourage pedestrian traffic, the street width was maintained at 16 feet. Automobile traffic will be limited, with turn lanes at various intersections to enable drivers to turn onto cross streets.

SUMMARY

  In summary, Chicago's status as a world class city is due to a variety of inherent strengths, including: its excellent transportation system, central geographic location, well educated work force, commodities and futures exchanges, and its numerous cultural, educational and recreational amenities.
In addition, the municipality of the City of Chicago is generally healthy financially, and the administration under Mayor Richard M. Daley, Jr. is considered helpful toward business and development. Because of these factors, the area ranked 11th among all metropolitan areas in terms of business climate, according to a recent survey of chief executives across the nation. This same survey, conducted by Cushman & Wakefield, Inc., also found that the Chicago area "is still tops on access to markets and raw materials, and has improved its rank position on the cost and availability of industrial labor, quality of life for employees, government climate, and the cost and availability of both office space and industrial sites with existing uses."

  Although the Chicago area will continue to be subject to national economic trends and conditions, the diversity of the local economy will insulate the area from volatile economic swings. Overall, the Chicago area is expected to continue its trend of economic growth. The continuation of Chicago's healthy business climate, as well as its economic stability, should ensure a favorable environment for real estate development and investment over the long-term.

                                                               REGIONAL ANALYSIS
--------------------------------------------------------------------------------

insert neighborhood map

                                                           NEIGHBORHOOD ANALYSIS
--------------------------------------------------------------------------------

   The subject property is located in the near western suburban area of unincorporated Leyden Township, Cook County. Adjacent communities are Melrose Park and Franklin Park. The subject is located approximately three miles west of the western edge of the city of Chicago and approximately 15 miles west of the Central Business District of Chicago. Leyden Township is bordered on the north and east by Franklin Park, on the west by Northlake, and on the south by Northlake and Melrose Park. Major north/south collectors in the area include Mannheim Road, Rose Street (25th Avenue) and 1st Avenue. Major east/west collectors are Grand, Fullerton, and North Avenues and Lake Street. Railroads that serve the area include Union Pacific Railroad and the Indiana Harbor Belt Railroad. Access to the Eisenhower expressway is via Mannheim Road, 25th Avenue, and Broadway Avenue. Access to Interstate 294 is via North Avenue.

   The subject property is situated on the east side of Rose Street (25th Avenue). This is a mixed industrial-residential section, at this location, Rose Street is predominantly developed with industrial and residential users. Bordering the subject property is Indiana Harbor Belt Railroad to the east, Rose Street (25th Avenue) to the west, an industrial building to the north and to the south. Rose Street, at the subject's location, is a four-lane thoroughfare.
Rose Street (25th Avenue) rises as it goes south over the Indiana Harbor Belt Railroad and crosses North Avenue in Melrose Park approximately three blocks south of the Zenith warehouse. The subject neighborhood is considered a mature community and is fully developed. Generally, industrial development is along the east side of Rose Street and residential development along the west side of Rose Street.

   In summary, the subject is located in an area well suited for industrial-commercial development. Real estate values are anticipated to increase at a moderate, but steady, pace. Overall, the economy of the immediate area is anticipated to continue to be stable.

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------
METROPOLITAN CHICAGO MARKET OVERVIEW

   According to Cushman & Wakefield's Research Services Department, the total inventory of industrial space in the Chicago area is about 900 million square feet. Given the degree of user ownership, vacancy statistics for Chicago area industrial properties are difficult to estimate. However, according to Cushman & Wakefield's First Quarter, 1998 Industrial Market Report, approximately 62.1 million square feet of industrial space is currently available throughout the metropolitan area, implying an overall vacancy rate of 7.2 percent. Note, however, that some of this vacant space includes older, obsolete industrial facilities. The breakdown of available industrial space, by submarket within the Chicago MSA, is summarized in the following table.

=========================================================================================
                     CHICAGO MSA INDUSTRIAL MARKET SUMMARY
                               1ST QUARTER 1998
=========================================================================================
                                                 TOTAL AVAILABLE
                            TOTAL INDUSTRIAL     INDUSTRIAL SPACE         VACANCY
SUBMARKET                      SPACE (SF)              (SF)               RATE %
=========================================================================================
Chicago North                 109,090,599              5,820,831              5.3%
Chicago South                 132,580,230              9,577,568              7.2%
Western Cook Cty               95,222,329              7,039,406              7.4%
South Suburbs                  77,732,814              5,397,041              6.9%
Northern Cook Cty              39,516,385              1,938,880              4.9%
NORTHWEST COOK CTY             90,956,768              6,437,457              7.1%
Northern Fox Valley            15,400,127                610,395              4.0%
Northeast DuPage Cty           70,593,799              6,324,399              9.0%
Southern DuPage Cty            14,332,527                830,565              5.8%
Central DuPage Cty             27,195,443              2,159,424              7.9%
Southern Fox Valley            57,707,418              5,535,667              9.6%
Lake County                    70,407,701              6,395,539              9.1%
McHenry County                 23,465,165                700,915              3.0%
Western Kane Cty                9,305,572                354,307              3.8%
Will County                   39,532,0924              3,033,875              7.7%
-----------------------------------------------------------------------------------------
Year-End 1995                 828,858,907             59,745,952              7.2%
Year-End 1996                 838,354,939             62,199,229              7.4%
Year End 1997                 872,773,890             62,148,026              7.1%
1ST QUARTER 1998              873,038,969             62,156,269              7.1%
-----------------------------------------------------------------------------------------

insert page for metro market ovw

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

   Over the past few years, continued improvement within the regional and national economies have spurred a significant amount of industrial growth in the Chicago metropolitan area. This is a marked change from the uncertainty which arose from the weak economy prevalent in the late-1980's and early-1990's.

   Discussions with knowledgeable market participants, and review of relevant market surveys, indicate that a greater level of absorption of existing industrial inventory and reduced development of new space resulted in the overall stabilization of industrial property values and rental rates in 1993 and 1994. This trend continued through 1996, although market-wide vacancy levels were somewhat offset by substantial inventories of new construction which began to come on-line in late 1996. Graphically presented on the facing page is a summary of the Chicago Metropolitan Industrial Inventory Vacancy, Historical Sales and Leasing Activity as reported by Cushman & Wakefield. This chart illustrates 1997 industrial leasing and sales activity and construction completion through the First Quarter of 1998.

   The beneficiaries of market stabilization and recovery within the industrial sector have been mixed and depend upon the particular submarket and industrial property type. Demand for some manufacturing facilities, and particularly those located in the city center, has remained flat or continued to deteriorate in terms of market position. The largest inventory of available space is located in the city and within western portions of Cook County. The lowest levels of available industrial inventory in Cook or DuPage Counties are reported in the northern Cook County area, availability is especially limited among good-quality properties in close proximity to the Chicago O'Hare International Airport, with the strongest demand generally in warehouse and distribution facilities.

   Statistics prepared through the First Quarter of 1998 by Cushman & Wakefield suggest a similar circumstance. Generally, all of the Chicago metropolitan area industrial submarkets tracked by Cushman & Wakefield have demonstrated improved sales and leasing activity with a slowing of construction completions.

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

CHICAGO METROPOLITAN AREA
DEVELOPMENT ACTIVITY

   Institutional investors continue to have a strong appetite for newer, fully-leased, warehouse/distribution space within the Chicago metropolitan area. This institutional demand is especially pronounced in select areas such as Carol Stream, Hanover Park and Bolingbrook. The result has been a continued boom in speculative construction within the strongest industrial submarkets in the Chicago area. The bulk of this new construction was started in 1995 when industrial market conditions (i.e., rental and vacancy rates) were optimal to support new speculative development, especially given the high levels of demand at that time coupled with the fairly limited alternatives for users seeking new or expanded operations areas.

   Discussions with local area brokers indicates that the Melrose Park and Northwest Cook County area remains one of the most highly sought after distribution locales within the Chicago MSA. This area continues to attract new companies from alternate locations within the metropolitan area.

INVESTOR EXPECTATIONS

   The investment community continues to place a premium on quality, industrial projects. The increase in available capital for investment has resulted in downward pressure on yield rates. Institutional investors continue to favor high-cube distribution facilities. Investor demand for fully-leased, well-located, institutional-quality industrial facilities has placed downward pressure on going-in capitalization rates, which have dropped to 9.0 percent or less, in some cases, but typically range between 9.0 to 9.5 percent. Investors indicate that this product class is most frequently situated in growth markets, most notably, DuPage, Lake and Will Counties. Market participants report that the recent influx of buyers attracted to the Chicago area industrial market are expected to continue to drive investment activity.

NORTHWEST COOK COUNTY SUBMARKET

   The subject property consists of heavy industrial building located in unincorporated Leyden Township between Melrose Park and Franklin Park within the Northwest Cook County industrial submarket (as delineated by Cushman & Wakefield).

   This submarket is bounded to the east by I-294, west by Barrington Road, south by DuPage County, north by Lake County. The market is comprised of a high concentration of

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

industrial buildings in established industrial areas with rail service and trucking routes. Also, this market's close proximity to O'Hare Airport continues to attract tenants. The Northwest Cook County submarket includes one of the largest industrial parks in the country, Centex Industrial Park, located in the densely industrialized community of Elk Grove.


==========================================================================================
                  NORTHWEST COOK COUNTY INDUSTRIAL SUBMARKET
                        Available Industrial Space (SF)
------------------------------------------------------------------------------------------
                         WAREHOUSE/      %                       %      OFFICE/      %
     SURVEY DATE        DISTRIBUTION   CHANGE   MANUFACTURING  CHANGE    SERVICE   CHANGE
------------------------------------------------------------------------------------------
4th Qtr. 1989              3,634,629    - - -      1,666,087    - - -    803,716    - - -
4th Qtr. 1990              4,792,137    31.8%      2,415,394    45.0%  1,879,163   133.8%
4th Qtr. 1991              6,676,565    39.3%      2,697,301    11.7%  1,860,463    -1.0%
4th Qtr. 1992              6,048,064   - 9.4%      3,010,287    11.6%  1,643,195   -11.7%
4th Qtr. 1993              5,344,742   -11.6%      3,239,872     7.6%  1,471,051   -10.5%
4th Qtr. 1994              4,772,461   -10.7%      3,171,676    -2.1%  1,281,392   -12.9%
4th Qtr. 1995              3,413,936   -28.5%      2,075,541   -34.6%  1,266,687   -0.11%
4th Qtr. 1996              4,377,367    28.2%      2,401,929    15.7%  1,256,989   -0.08%
4th Qtr. 1997              4,408,827    0.07%      1,871,473   -22.1%    866,899   -31.0%
1st Qrt. 1998              3,689,143   -16.3%      1,936,958     3.5%    811,356    -6.4%
------------------------------------------------------------------------------------------
Source: Cushman & Wakefield Market Research Services
==========================================================================================

   This submarket experienced a significant increase in available space from 1989 to 1991. Recent trends indicate that the amount of available warehouse/distribution space has been declining since 1991. The supply of manufacturing space had been increasing steadily until 1993, and has dropped steadily through the Fourth Quarter, 1997. This submarket also experienced a significant increase in office/service space from 1989 to 1991, but the availability of this product type has been declining since 1991.

   Industrial leasing activity within the Northwest Cook County submarket totaled nearly 858,000 square feet through the first quarter 1998. Meanwhile, sales activity within this submarket for first quarter 1998 reached 828,000 square feet.

   The following chart contains a summary of average net industrial rental rates generally found in the Northwest Cook County submarket for each property type. Please note that the actual rates for specific buildings can vary considerably and can be outside the ranges presented.

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------


     ======================================================================================
                      NORTHWEST COOK COUNTY INDUSTRIAL SUBMARKET
                                    Rental Survey
                                 (First Quarter 1998)
     ======================================================================================
                Property Type                            Average Net Asking
                                                            Rental Rate
     ======================================================================================
     Warehouse/Distribution                                   $4.37
     Manufacturing                                            $4.18
     Office/Service                                           $7.98
     ======================================================================================

   The Northwest Cook County industrial submarket has suffered from the real estate tax differential with nearby DuPage County. This is especially significant for the communities bordering DuPage County, because of their proximity to concentrations of more modern business and industrial parks in neighboring communities located in DuPage. Real estate taxes for industrial properties located in DuPage County tend to range from under $1.00 to $2.00 per square foot. This is significant when compared to Cook County (including Melrose Park, Franklin Park, and Leyden Township) for industrial properties, which shoulder a real estate tax expense of $2.00 to $3.00 per square foot, or more.

   Discussions with Cushman & Wakefield industrial brokers indicate that, despite the current disadvantage of real estate taxes versus similar properties in DuPage County, owner-user demand could be found for the subject facilities because of their location and setting. It is believed that demand for space exists at a rental rate which is partially adjusted for the real estate tax differential.

   Discussions with active brokers indicate that the Cook County real estate tax rate tends to put downward pressure on industrial rental rates in the local area, relative to those of adjacent communities located in DuPage County. The downward pressure on rental rates is a function of the requirement to remain competitive in terms of overall cost of occupancy to prospective tenants.
Market participants indicate that increases in real estate taxes have offset any improvement in gross rental rates within the subject's market.

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------

   While the western Cook County area has seen considerable market activity in the past few years, a good portion of the market activity is related to entities moving within the area. As stated, building improvements in the immediate area are generally divided among warehouse and industrial buildings. The facilities are generally single- and multi-tenant buildings, typically containing less than 100,000 square feet. Most of the single-user properties are becoming investor-owned and converted to tenant-occupied buildings. This is also a market where many of the older buildings, 30 to 50 years in age, are being redeveloped with more functional industrial facilities.

SUMMARY

   Overall, the metropolitan Chicago industrial market has experienced substantial improvement in vacancies, rental rates and an increase in activity in the last year. Industrial real estate remains a favorite among investors. However, market participants indicate the fringe areas of Cook County will continue to lose market share to adjacent communities associated with a lower real estate tax burden. Over the long-term, we feel, as supported by local market participants, that the good market fundamentals of the immediate market will remain stable, as long as property pricing is competitive. We feel older - 1960-1980 vintage - leased properties will continue to be converted to investor-owned industrial properties as the owner/occupied market adjusts and moves to the more modern facilities in DuPage, Lake, and Will Counties.

                                                      INDUSTRIAL MARKET ANALYSIS
--------------------------------------------------------------------------------


insert assessor's tax map

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

SITE DESCRIPTION
Location:                2155 Rose Street (25/th/ Avenue)
                         Unincorporated Leyden Township, Cook County, Illinois

Assessor's Parcel
 Number:                 12-34-100-023 and 024

Shape:                   Rectangular (see Assessor's Tax Map on facing page.)

Area:                    420,354 square feet, or 9.65 acres.

Frontage:                Approximately 700 feet along the east side of Rose
                         Street.

Topography:              The site is level and at street grade.

Street Improvements:     Rose Street is a four-lane, asphalt paved street,
                         having concrete curbs and gutters.

Soil Conditions:         We were not provided with a soil survey. Therefore, we
                         assume that the soil's load-bearing capacity is sufficient to support the existing structure. We observed no evidence to the contrary during our physical inspection of the property.

Utilities:               All typical utilities are available at the subject
                         property.

   Water:                Leyden Township
   Sewer:                Leyden Township
   Electricity:          Commonwealth Edison
   Gas:                  Northern Illinois Gas Company
   Telephone:            Ameritech

Access: Direct access to the subject property is provided via Rose Street (25/th/ Avenue). Rose Street accesses North Avenue and Interstate 290 and provides good access to the area's highway system.

Land Use Restrictions:   We were not given a title report to review. As far as
                         we know, no easements, encroachments, or restrictions adversely affect the sites' use.

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                                      34

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------


Flood Hazard:            According to the Community Panel No. 17031C0386F,
                         National Flood Insurance Rate Map, effective September
                         19, 1997, the subject properties are in Flood Hazard
                         Zone X, which is considered an area of minimal flooding and outside the five hundred year flood plain.

Hazardous Substances:    No evidence of hazardous substances or toxic waste was
                         noted during our inspection of the site. The existence of potentially hazardous or toxic material which may be located at or about the subject property was not considered in arriving at the opinion of value. The appraisers are not qualified to detect such substances and Cushman & Wakefield urges that an expert in this field be employed to determine the presence, if any, of any such toxic materials.

Comments:                Overall, the subject site is functionally adequate and
                         well-suited for the existing land use.



IMPROVEMENTS DESCRIPTION
   The subject improvements consist of an industrial warehouse building. This facility was originally constructed in 1961, with an addition constructed in the late 1960's. The one-story warehouse building contains 220,904 square feet.
The land-to-building ratio is 1.90:1. Zenith occupies the entire building (the building's Floor Plan is provided on the facing page).

CONSTRUCTION DETAIL
   Foundations:          Concrete spread footings and continuous perimeter
                         footings.

   Framing: Steel framework of columns, beams and open-web bar joists.

   Bay Spacing:          27' x 35'

   Clearance:            Clear interior height in the industrial is 18 and 20
                         feet. Office area is finished to 8-foot ceiling heights with acoustical panels.

   Floors: The flooring has reinforced concrete on compacted stone or fill, sealed with coat of cure/sealer.

   Walls: Exterior wall finish includes concrete block walls, finished with common brick, and insulated metal panels.

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------
   Roof Structure:       All steel construction of truss girders, steel joist
                         and gauge metal decking with a membrane roof covering.

   Windows: Single pane glass in industrial metal frames in the warehouse section.

   Pedestrian Doors:     Metal hollow core doors in metal frames.

   Loading Doors:        All truck dock doors are on the building's west
                         elevation and consist of 26 exterior dock-high doors, and four interior dock-high spaces. There are four rail doors along the east side of the building.

   Rail: Yes, but not active. Rail cars are located on the tracks adjacent to the warehouse building.

MECHANICAL DETAIL
   Heating and Cooling:  A hot water gas fired boiler provides heat to the warehouse and office components. A ceiling-mounted air conditioning unit provides cooling to the office area.

   Electrical Service:   Adequate

   Fire Protection:      The facility is sprinklered for fire protection.

INTERIOR DETAIL
   Floor Covering:       Office area typically of vinyl tile.

   Walls:                Office area typically of painted gypsum boards.

   Ceilings:             Office area typically of lay-in acoustical tile
                         ceiling.

   Lighting:             Fluorescent light fixtures for the office floor areas.
                         Fluorescent and light fixtures in industrial areas.

   Doors:                Interior:  Hollow core, wood doors in metal frames.
                         Exterior:  Hollow core, metal doors in metal frames.

SITE IMPROVEMENTS
   On-Site Parking:      The parking areas are asphalt paved and include regular
                         and handicapped parking of approximately 40 spaces.
                         Trailer parking is available for 25 trailers along the fence line and 30 trailer parking spaces at the dock doors.

                                                            PROPERTY DESCRIPTION
--------------------------------------------------------------------------------

   Landscaping:     None.

Comments:           The subject property is in good overall condition.  The
                    quality of the subject improvements is rated average to good; the layout and functional plan are also rated good.
                    The ceiling heights of 18 and 20 feet are considered below current standards but are considered adequate. The subject property is expected to have an economic life expectancy of approximately 40 years.

                                             REAL PROPERTY TAXES AND ASSESSMENTS
--------------------------------------------------------------------------------

  Real estate taxes and assessments for the subject are issued by Cook County. Cook County assesses commercial property at 38.0 percent of the assessor's opinion of market value. Real estate taxes are paid one year in arrears; therefore, the 1996 taxes are payable in 1997.

  In determining the real estate taxes payable for the subject, the County applies a state equalization factor to the assessed valuation in order to establish an equalized valuation. State equalization factors are designed to compensate for differences in the assessment practices in each county in Illinois. The tax rate is then applied to the state equalization factor to determine the gross taxes payable. The chart below shows the assessed valuation, tax rate and total real estate taxes for the property.

     ===============================================================================
                              1996 REAL ESTATE AND ASSESSMENTS PAYABLE IN 1997
     -------------------------------------------------------------------------------
                        ASSESSED     EQUALIZED    TAX      REAL ESTATE     TAXES
                        VALUATION      VALUE      RATE        TAXES         PER
       PARCEL NUMBER                                                        SF
     -------------------------------------------------------------------------------
      12-34-100-023     $  532,428   $1,145,625   7.8981   $ 84,134.70
     -------------------------------------------------------------------------------
      12-34-100-024     $  654,327   $1,407,915   7.8981   $117,546.82
     -------------------------------------------------------------------------------
      Total             $1,186,755   $2,553,540   7.8981   $201,681.52     $0.91
     ===============================================================================


  The estimated market value of the subject property is greater than the equalized assessed valuation and, therefore, the property is not considered over-assessed.

                                                                          ZONING
--------------------------------------------------------------------------------

   The subject property lies within the I-1 Industrial District, of Cook County. The I-1 Industrial District is intended to control the development of lands to be used by industrial firms that have high standards of performance and that can locate in close proximity to residential and business uses without creating nuisances. The I-1 Industrial District permits most manufacturing wholesaling and warehousing activities.

   Based upon our review of the subject properties, as improved, they appear to represent legal and conforming uses under the applicable zoning guidelines.

   We know of no deed restrictions, private or public, that further limit the subject property's use. We cannot guarantee that no such restrictions exist. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to be conducted determine if any such restrictions do exist.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   According to the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, the highest and best use is defined as:

   The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

   We evaluated the site's highest and best use, both as developed and as if vacant. The highest and best use must meet four criteria. The use must be (1) physically possible, (2) legally permissible, (3) financially feasible, and (4) maximally productive.

AS VACANT

   Regardless of how favorable the physical attributes of a property are, or how feasible and productive a use might be for a given site, the permissibility of uses has to be given the initial consideration. As discussed in the Zoning section of this report, the site is currently zoned for warehouse, assembly and manufacturing under the I-1 Zoning District of Cook County. Furthermore, there do not appear to be any private restrictions that would hinder the development of the property.

   The second test is what is physically possible. As evident from the Property Description section of this report, the site's size, topography, soil, and other general physical attributes accommodate most land uses. Moreover, the critical utilities (i.e., water and sanitary sewer) are available to the site and, thus, should not impede the timing of the site's development. Although a variety of uses could be physically be placed on the subject property, its location within an industrial area of Leyden Township suggests some type of industrial use would be most appropriate for the site.

   The third and fourth constraints concern what is financially feasible on the one hand and maximally productive of the other. The adjacent land uses and access to major ground transportation routes have a direct bearing on the use potential for the subject site. The subject's location within an industrial area of Leyden Township, and the size of the parcel, provide a natural proclivity toward warehouse/distribution or manufacturing buildings.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   The metropolitan Chicago area and the Northwest Cook County submarket have been very stable over for the past several years, as presented in the Industrial Market Analysis section of this report and shows warehouse use and industrial use in demand. Due to this demand, the most maximally productive use of the site is to develop the subject site into an industrial building.

   In conclusion, an industrial facility would be physically possible, would conform to all zoning requirements, and would provide a maximum return to the investor. Thus, the highest and best use of the subject site, assuming it to be vacant and available for development would be for the development of a one-story warehouse or manufacturing building.

AS IMPROVED

   Unlike the previous analysis of the subject site, as vacant, this analysis considers the subject property as currently improved, with an evaluation as to the legal, physical, and financial appropriateness of the existing land use. This analysis also considered whether the value of the site, as developed, exceeds the value of the site, as vacant.

   The first test is what is legally permissible. The subject site is zoned I-1, Industrial District by Cook County, which provides for the legally conforming use of the current improvements. Therefore, the subject property meets the test of legal permissibility.

   The second test is what is physically possible. Relative to the physical considerations, the subject site is improved with a warehouse/distribution building constructed in the 1960's with a gross building area of 220,904 square feet. Based upon our observations, there are no apparent physical factors, such as drainage, or other site characteristics, that would adversely affect the utility and/or development of the existing improvements. Adequate accessibility is provided, but the parking for both trailers and automobiles is considered marginally adequate. The subject site's size is considered marginally adequate to accommodate the current improvements.

   The land-to-building ratio is 1.90:1, which is within the lower range of market parameters.

   Utilities are also available via Leyden Township and street improvements are adequate. Therefore, based on the above, the subject property's development meets the test of physically possible.

                                                            HIGHEST AND BEST USE
--------------------------------------------------------------------------------

   Demand is the most important criteria regarding financial feasibility. Our research, detailed in the Industrial Market Analysis section of this report, indicates that there is a demand for industrial development within the subject's market. The subject property is occupied by Zenith Electronic Corporation. Based on this analysis, the subject building, as presently developed, meets the test of financial feasibility.

   The fourth test is what is maximally productive. The most important criterion for this analysis is whether the subject property, as vacant, exceeds the value of the property, as developed. The cost approach, sale comparison and the income approaches to value estimated for the subject property clearly demonstrate that the value of the existing improvements exceeds the value of the site, as vacant. Our final conclusion of value, considering these approaches to value, substantially exceeds the value of the subject site, as vacant. No alternative use of the subject property exceeds the four tests of highest and best use for the subject property, as developed. Based on the above, the subject property, as currently developed, meets the test of maximum productivity.

   In conclusion, based on the four tests of highest and best use, it is our opinion that the subject property improvements represent the highest and best use of the subject site, as improved.

                                                               VALUATION PROCESS
--------------------------------------------------------------------------------

   Appraisers typically use three approaches in valuing real property: the Cost Approach, the Sales Comparison Approach, and the Income Approach. The type and age of the property and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation.

   COST APPROACH

   The Cost Approach is a method whereby accrued depreciation is deducted from the cost new of the improvements, the resultant depreciated cost estimate is added to the land value. The final figure indicates the value of the whole property. Generally, the land value is obtained through the separate application of the Sales Comparison Approach. Replacement cost new of the improvements is estimated on the basis of current prices for the component parts of the building less depreciation, computed after analyzing the disadvantages or deficiencies of the existing building as compared to a new building. Because sufficient information is available to reasonably estimate the replacement cost new of the improvements, as well as land value, we have employed this approach.

   SALES COMPARISON APPROACH

   In the Sales Comparison Approach, the appraiser gathers data on sales of comparable properties and analyzes the nature and condition of each sale, making logical adjustments for dissimilar characteristics. Typically, a common denominator is found such as price per square foot or an income multiplier. The Sales Comparison Approach gives a good indication of value when sales of similar properties area available. In this instance, there is sufficient data available to utilize this approach.

   INCOME APPROACH

   The Income Approach is predicated upon the assumption that there is a definite relationship between the amount of income the property will earn and its value. This approach is based upon the principal that value is created by the expectation of benefits derived from the future. Net income is converted into value by the capitalization process. Because properties like the subject are generally income producing, the Income Approach is particularly pertinent to this appraisal.

   The appraisal process is concluded by a review and re-examination of each of the approaches to value that have been employed. Consideration is given to the type and reliability of the data used, and the applicability of each approach. Finally, the approaches are reconciled and a final value is concluded.

                                                                   COST APPROACH
--------------------------------------------------------------------------------

   This approach consists of an analysis of the property's physical value. The principle of substitution, the underlying rationale of this approach, holds that no prudent person will pay more for a property than the price of a site and the cost of constructing, without undue delay, an equally desirable and useful property.

   In the Cost Approach, we employed the following steps to reach an estimate of value:

   1. estimate land value as if vacant;
   2. estimate the improvements' replacement cost new, including indirect costs;
   3. estimate the necessary developer's overhead and profit for the type of property being appraised, including profit on the land;
   4. add land value, replacement cost new, and profit to calculate the total cost new of the property;
   5. estimate accrued depreciation, if any, from physical, functional, and/or external causes; and
   6. deduct accrued depreciation from the total cost new of the property to estimate its current value by the Cost Approach.

LAND VALUATION

   We used the Sales Comparison Approach to estimate land value. In this method, we analyzed prices buyers have recently paid for similar sites in the subject's competing area. Our value estimate was derived from prices of recently sold comparable industrial sites, which offer similar locational attributes. In making comparisons, we adjusted the sales prices for differences between the subject and the comparable properties. Presented on the following facing page is a summary of pertinent details of sold sites that we compared with the subject site. A map identifying the locations of each of the respective land sales utilized in this analysis is presented on the subsequent facing page. The following is a detailed discussion of each of the land sales utilized in estimating the market value of the subject site, as if vacant, and available for development. The detail of each comparable land sale is included in the Addenda section of this report.

   COMPARABLE LAND SALE L-1 is located 1600 North 25th Avenue, Melrose Park, Illinois. This is the sale of an old industrial facility that is being purchased by Opus North, a developer. The existing building is being demolished and the site will be developed with a new 501,600 warehouse distribution building. The former building was a 420,435 square foot manufacturing plant. The property is to close in August 1998 for approximately $4,265,000. The site contains 24.48 acres or 1,066,349

========================================================================================================================
                                      SUMMARY OF COMPARABLE INDUSTRIAL LAND SALES
------------------------------------------------------------------------------------------------------------------------
   COMP                                                                         Size/AC
    NO.              LOCATION                     SALE DATE     SALE PRICE      SIZE/SF       ZONING         PRICE/SF
------------------------------------------------------------------------------------------------------------------------
L-1          1600 North 25th Avenue                   Under      $4,265,000(1)    24.48 AC     Industrial    $4.00
             Melrose Park, Illinois                 contract                      --------
                                                                                1,066,349 SF
------------------------------------------------------------------------------------------------------------------------
L-2          1060 East Irving Park Road               5/96       $  750,000       3.55 AC     Manufacturing  $4.85
             Bensenville, Illinois                                                -------
                                                                                 154,638 SF
------------------------------------------------------------------------------------------------------------------------
L-3          NWC of Williams and Belmont              1/96       $2,100,000       8.89 AC      Industrial    $5.42
             Franklin Park, Illinois                                              -------
                                                                                 387,248 SF
------------------------------------------------------------------------------------------------------------------------
L-4          50 South Mannhein Road                   1/96       $1,315,000        6.0 AC      Industrial    $5.03
             Hillside, Illinois                                                    ------
                                                                                 261,360 SF
------------------------------------------------------------------------------------------------------------------------
SUBJECT      2155 Rose Street                           --               --       9.65 AC      Industrial       --
             Unincorporated Leyden Township, Cook                                 -------
             County, Illinois                                                    420,354 SF
========================================================================================================================

(1) This was the sale of a 420,000 square foot industrial building on a 1,066,349 square foot site. The buyer will demolish the building. The value of the scrap will pay for demolition according to the selling broker. The selling price of the property is reported to be $4,265,000. The sale is expected to close in August 1998.

                                                                   COST APPROACH
--------------------------------------------------------------------------------

   square feet. The land is zoned industrial. The sale price equates to $4.00 per square foot of land area.

   COMPARABLE LAND SALE L-2 is located at 1060 East Irving Park Road, Bensenville, Illinois. The site contains 3.55 acres or 154,638 square feet. The property is zoned industrial. The site is rectangular in shape, level and at street grade. The property was sold for $750,000, which equates to $4.85 per square foot of land area. This sale was part of an assemblage of 60 acres for the construction of a 1,000,000 square foot warehouse facility.

   COMPARABLE LAND SALE L-3 is located at the Northeast corner of Williams and Belmont Avenues, Franklin Park, Illinois. The site is rectangular in shape, level and at street grade. The site is zoned industrial. The purchaser will construct a 200,000 square foot warehouse building that is to be leased to Life Fitness. The site contains 8.89 acres or 387,242 square feet. The purchase price was $2,108,000. The sale took place on January 26, 1996. The indicated sale price per square foot of land area was $5.42.

   COMPARABLE LAND SALE L-4 is located at 50 South Mannheim Road, Hillside, Illinois. This site contains 6.0 acres or 261,360 square feet. The site is rectangular in shape, level and at street grade. The property is zoned industrial. A 155,000 square foot industrial building was demolished by the seller to re-develop the site. The property sold on January 2, 1996 for $1,315,000 or $5.03 per square foot of land area.


   The appraisers searched the subject's market area for recent land transactions. Several land sales were identified and considered for comparison of the subject site within the Western Cook County Area. The enclosed land sales represent, to our knowledge, the most recent and comparable land sales within the subject's market area, with which to draw reference to the subject site.

   Land prices of our comparable sales range from $4.00 to $5.42 per square foot, with an average unit sales price per square foot of land area of $4.83. The comparable sales range in size from 154,638 square feet (3.55 acres) to 1,066,349 square feet (24.48 acres), with an average size of 467,399 square feet, or approximately 10.73 acres.

   The values of land parcels are influenced by various factors. The fundamental factors believed to be of particular significance in this instance are: passage of time, size, location, zoning, utility, highest and best use, and accessibility. These items must be carefully

                                                                   COST APPROACH
--------------------------------------------------------------------------------

weighed in a comparative market analysis so reasonable value adjustments may be applied.

                                                                   COST APPROACH
--------------------------------------------------------------------------------

Insert comparable land sales map

                                                                   COST APPROACH
--------------------------------------------------------------------------------

   Typically, larger tracts of land tend to sell at lower unit sales prices than their smaller counterparts, all other factors being equal. The analysis of utility considers such physical characteristics as shape, depth, frontage, corner influences, topography, zoning, and the availability of utility services. The analysis of location considers such factors as exposure or visibility, accessibility, and the quality of the surrounding area. The analysis of passage of time considers such factors as appreciation in land values over time.

   The comparables presented in this analysis are considered the most pertinent information available, and are believed to provide a reasonable basis with which to form an opinion of land value for the subject site, as if vacant, and available for development. We attempted to quantify the various adjustments; however, due to the varying factors associated with the sales, quantified adjustments are difficult at best. The most market-oriented unit of comparison for properties such as the subject is the sales price per square foot of land area. All comparable sales were analyzed on this basis.

   It should be noted, that the qualitative analysis which follows is primarily for informational purposes; the intent being to assist the reader in the thought process used to compare the dissimilarities of the sales to the subject, with the ultimate result being a plausible market value conclusion. However, because the trading of real estate occurs in a very imperfect market, coupled with the fact that no two land sales are exactly alike, the use of paired sales to derive quantifiable adjustments, though preferable in theory, is not generally practical in the marketplace. The reasons being that even in the most ideal circumstances, the quality and uniformity of data is insufficient to produce accurate results, not to mention the intangible factor of motivation. As such, the data could conceivably be manipulated to producing varying results. Therefore, the reader should be cautioned that the adjustments set forth herein are not to be construed as absolute, but are provided as a visual aid in demonstrating the logic and reasonableness of the conclusion.

TERMS OF SALE

   All of the land sales cited within this section were arms-length transactions, therefore, no adjustment for terms of sale were considered to be warranted.

MARKET CONDITIONS

   This adjustment, which is also referred to as the "time adjustment" reflects the change in market conditions from the sale date of a comparable to the valuation date of the subject.

                                                                   COST APPROACH
--------------------------------------------------------------------------------

Industrial real estate market conditions in Chicago Metropolitan Area have continued to improve, resulting in continued improvement in market conditions and land values since comparable land sales L-2, L-3 and L-4 were negotiated.

LOCATION

   Comparable sales L-1, L-3 and L-4 have superior locations and downward adjustments are made. Comparable sale L-2 is in a similar location and no adjustment is made.

UTILITY (PHYSICAL CHARACTERISTICS)

   The analysis of utility considers such factors as shape, depth, frontage, plottage, topography, zoning, and the availability of utility services. All of the land sales considered having similar utility aspects in relation to the subject site and, therefore, no adjustments for physical characteristics were required.

SIZE

   The site area of the subject is 420,354 square feet or 9.65 acres. Comparable sale L-1 is significantly larger than the subject and an upward adjustment is made. Comparable sale L-2 is smaller than the subject and a downward adjustment is made. Comparable sales L-3 and L-4 are similar in size to the subject and no adjustment is made.

===================================================================================================================================
                                                    QUALITATIVE ADJUSTMENT CHART
                                                       COMPARABLE LAND SALES
===================================================================================================================================
 Comp         SALE        TERMS OF           MARKET          CUMULATIVE        LOCATION     SIZE      UTILITY        CUMULATIVE
  No.         PRICE         SALE           CONDITIONS        ADJUSTMENT                                              ADJUSTMENT
-----------------------------------------------------------------------------------------------------------------------------------
   L-1        $4.00      Arms-length         Similar            $4.00           Superior   Inferior   Similar        Inferior

                            0%                  0%                0%              -10%       +20%        0%            +10%

                                                                                                                       $4.40
-----------------------------------------------------------------------------------------------------------------------------------
   L-2        $4.85      Arms-length         Inferior           $5.14           Similar    Superior   Similar        Superior

                            0%                 +6%                6%                0%       -10%        0%            -10%

                                                                                                                       $4.63
-----------------------------------------------------------------------------------------------------------------------------------
   L-3        $5.42      Arms-length         Inferior           $5.85           Superior    Similar   Similar        Superior

                            0%                 +8%          +8% Inferior          -20%         0%        0%            -20%

                                                                                                                       $4.68
-----------------------------------------------------------------------------------------------------------------------------------
   L-4        $5.03      Arms-length         Inferior           $5.43           Superior    Similar   Similar        Superior

                            0%                 +8%          +8% Inferior          -20%         0%        0%            -20%

                                                                                                                       $4.35
===================================================================================================================================

                                                                   COST APPROACH
--------------------------------------------------------------------------------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

   The adjusted comparable sales range from $4.35 to $4.68 per square foot, with an average adjusted sales price of $4.52. We feel the value would fall near the upper end of the value range, therefore, applying an estimated $4.25 to $4.75 per square foot value range results in the following overall value estimates for the subject property.

     ====================================================================
                               LAND VALUATION
     ====================================================================
                                 UNIT SALES
     LAND AREA        X           PRICE/SF           =    ESTIMATED VALUE
     --------------------------------------------------------------------
     420,354 SF       x             $4.25            =       $1,786,505
     420,354 SF       x             $4.75            =       $1,996,682
     ====================================================================


   We believe the value of the subject site would lie near the mid-aspect of the above indicated market range, or at $4.50 per square foot, or $1,900,000, as rounded.

COST OF IMPROVEMENTS

   As developed, the subject's existing improvements are considered to be an distribution warehouse facility of low cost to average quality, Class C, as defined in Section 14, Page 23 of the Marshall Valuation Service.

BASE COSTS

   The published costs include all direct costs for the base structure and tenant improvements, and the following indirect costs:

   (1) plans, specifications, and building permits, including engineer's and architect's fees;

   (2) normal fees and interests on construction funds during the construction period, leasing commissions;

   (3) sales taxes on materials; and

   (4) contractor's overhead and profit, including worker's compensation, fire and liability insurance, unemployment insurance, etc.

   According to cost estimates published by the Marshall Valuation Service, as presented in Section 14, Page 23, the replacement cost new regarding a low cost to average, Class C,

                                                                   COST APPROACH
--------------------------------------------------------------------------------

distribution warehouse building is approximately $25.00 per square foot, as of September, 1997. We have also included a $1.00 per square foot upward adjustment for a sprinkler system. The preceding base costs were adjusted regarding current cost and local cost multipliers of 1.02 and 1.17, respectively. Furthermore, we have estimated the replacement cost new for site improvements at $200,000. These refinements result in a total replacement cost new for the subject property, summarized as follows:

     =====================================================================
                            REPLACEMENT COST NEW
     =====================================================================
     Base Cost @ $25.00/SF/(1)/:                          $5,522,600
     Plus:  Sprinkler System @ $1.00/SF:                  $  220,904
     ---------------------------------------------------------------------
     TOTAL BASE COST:                                     $5,743,504
     ---------------------------------------------------------------------
     Current Cost Multiplier @ 1.02                       $5,858,374
     Local Cost Multiplier @ 1.17                         $6,854,298
     ---------------------------------------------------------------------
     ADJUSTED COST ESTIMATE:                              $6,854,298
     ---------------------------------------------------------------------
     Site Improvements:                                   $  200,000
     ---------------------------------------------------------------------
     TOTAL REPLACEMENT COST NEW ESTIMATE:                 $7,054,298
     AS ROUNDED:                                          $7,050,000
     ---------------------------------------------------------------------
     /(1)/  Based on the total building area of 220,904 square feet.
     =====================================================================


OTHER COSTS

   These include indirect and site improvement costs (sidewalks, exterior lighting, landscaping, etc.) as well as architectural and engineering fees, legal fees and loan fees. Indirect and site improvement costs were included in our previous cost analysis and reference is made thereto.

DEVELOPER'S PROFIT

   Developer's profit typically ranges from 10 to 20 percent of total project costs (including land). Given that the subject is an owner-occupied property, we have estimated a developer's profit toward the lower end of the commonly cited range of approximately 10 percent in our analysis.

ESTIMATE OF ACCRUED DEPRECIATION

                                                                   COST APPROACH
--------------------------------------------------------------------------------

   Accrued depreciation is the difference between the cost new of the improvements and the current value of those improvements measured on the appraisal date. Depreciation includes loss in value from three basic categories:
(1) physical deterioration; (2) functional obsolescence; and (3) external obsolescence.

   Physical deterioration is the result of aging and normal wear and tear on a structure, which reduces its value. Impairments may be curable or incurable. Functional obsolescence is the adverse affect on value resulting from design defects that impair the structure's usefulness. It can be caused by changes over the years that have made some aspect of the structure, material, or design obsolete by current standards. External obsolescence refers to the diminished utility of a structure due to negative influences emanating from outside the building.

PHYSICAL DETERIORATION

   To estimate accrued physical depreciation, the appraiser must estimate a property's effective age and its typical life expectancy. The appraiser estimates a structure's effective age by observing its condition and utility, including any relevant external factors. The structure's effective age may be more or less than its actual chronological age. Typical life expectancy is the length of time that new improvements typically contribute to a property's value

   The subject property was constructed in approximately 1961 with an addition in the late 1960's and is in overall good condition and has an average physical age of approximately 30 years. Based upon our inspection of the improvements they were found to be in average condition.

   Our inspection of the subject property found the interior and exterior of the improvements to be in good condition. The site improvements were also found to be in good condition. Based upon our inspection we have estimated the effective age of the subject improvements at 25 years. Information published by the Marshall Valuation Service indicates that the typical economic life expectancy of improvements similar to the subject is 40 years.

   Given a 25-year effective age and a 40-year economic life expectancy, accrued physical depreciation developed by the age-life method amounts to 63 percent, which is calculated below.

                         =============================
                         ACCRUED PHYSICAL DEPRECIATION

                                                                   COST APPROACH
--------------------------------------------------------------------------------

           ---------------------------------------------------------
                                AGE-LIFE METHOD
           ---------------------------------------------------------
                   25-Year (Effective Age)
                   ----------------------                63%
               40 Years (Normal Economic Life)
           =========================================================




   All costs, excluding land value, are multiplied by this percentage to calculate total physical depreciation for the subject property.

FUNCTIONAL OBSOLESCENCE

   Functional obsolescence is a loss in value resulting from defects in design. It can also be caused by changes that, over time, have made some aspect of a structure, such as its materials or design, obsolete by current standards. In the instance of the subject property the functional items are the low ceiling clearance and a marginally adequate land-to-building ratio for trailer and automobile parking.

External Obsolescence

   External obsolescence results from negative influences originating from outside the subject property, such as a neighborhood decline, poor local and/or regional market conditions, the existence of nearby environmental hazards, etc. We believe no external obsolescence applied to the subject property.

CONCLUSION
   Based on the above, the estimated value of the subject's existing improvements, by the Cost Approach, is summarized as follows:


================================================================================
                             COST APPROACH SUMMARY
================================================================================
   Land Value                                                  $1,900,000
   Total Replacement Cost New                                  $7,050,000
                                                               ----------
   Total Cost Before Profit                                    $8,950,000
   Developer's Profit @ 10.0%                                  $  895,000
                                                               ----------
   Total Cost New                                              $9,845,000
   Less: Accrued Physical Depreciation @ 63%(1)                $5,005,530
                                                               ----------
   Sub Total                                                   $4,839,650
   Less: Functional Obsolescence @ 20%                         $  587,930
                                                               ----------
                                                               $4,251,720
                                                               ----------

                                                                   COST APPROACH
--------------------------------------------------------------------------------

   Total Indicated Value
   ===========================================================================
   INDICATED VALUE BY THE COST APPROACH, AS ROUNDED            $ 4,250,000
   ---------------------------------------------------------------------------
   (1) Depreciation on total cost new less land value.
   ===========================================================================


   Therefore, based on the above, indicated the value of the subject property, by the Cost Approach, equates to $4,250,000, as rounded.

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

METHODOLOGY

   In the Sales Comparison Approach, we estimated the value of the subject by comparing it with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which holds that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution


   By analyzing sales that qualify as arms-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The sold properties must be comparable to the subject in physical, locational, and economic characteristics. The basic steps of this approach are:

 1. research recent, relevant property sales and current offerings throughout the competitive area;

 2. select and analyze properties that are similar to the subject, considering changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional, or locational factors;

 3. identify sales that include favorable financing and calculate the cash equivalent price;

 4. reduce the sale prices to a common unit of comparison such as price per square foot of gross building area;

 5. make appropriate adjustments to the prices of the comparable properties;

 6. interpret the adjusted sales data and draw a logical value conclusion.

   Since this approach relies primarily on physical units of comparison, it requires an adequate sample of recently sold properties that posses physical, economic and financial comparability to the subject property. Implicit in this definition of comparability is the concept of utility, in that the motivation and needs of a particular segment of market demand are comparably met, or served.

============================================================================================
                      SUMMARY OF IMPROVED WAREHOUSE SALES
--------------------------------------------------------------------------------------------
                                                 Sale
   Comp            Address                       Date         Sale Price       Bldg. Area
    No
--------------------------------------------------------------------------------------------

    L-1      3333 Charles Street                 10/97       $2,377,500        173,749 SF
             Franklin Park, Illinois
--------------------------------------------------------------------------------------------
    I-2      2635 South Western Avenue           7/97        $5,710,000        249,600 SF
             Chicago, Illinois

--------------------------------------------------------------------------------------------
    I-3      11936 South Central Avenue          5/97        $8,050,000        320,171 SF
             Alsip, Illinois

--------------------------------------------------------------------------------------------

    I-4      1400 West 35th Street               3/97        $4,650,000        537,000 SF
             Chicago, Illinois
============================================================================================

  Subject    2155 Rose Street                     --             --            220,904 SF
             Leyden Township, Cook County,
             Illinois
============================================================================================

===================================================================================================================
                      SUMMARY OF IMPROVED WAREHOUSE SALES
-------------------------------------------------------------------------------------------------------------------
   Comp                                          Age          Clearance        Truck Doors
                                                 ---          ---------        -----------
    No             Address                     LBT Ratio      % Office         Construction      Price/SF
-------------------------------------------------------------------------------------------------------------------
   L-1       3333 Charles Street                 1985         17-20 Feet       10 DHD           $12.68
             Franklin Park, Illinois             ------       ----------        4 DID
                                                 1.72:1          12%            -----
                                                                            Masonry & Metal
-------------------------------------------------------------------------------------------------------------------
   I-2       2635 South Western Avenue           1968         28 Feet          36 DHD           $22.88
             Chicago, Illinois                   ------       --------          9 DID
                                                 1.73:1         1%              -----
                                                                               Masonry
-------------------------------------------------------------------------------------------------------------------
   I-3       11936 South Central Avenue          1972         22 Feet          36 DHD           $25.14
             Alsip, Illinois                     ------       --------          9 DID
                                                 1.71:1         2%              -----
                                                                            Tilt-Up Concrete
-------------------------------------------------------------------------------------------------------------------

   I-4       1400 West 35th Street               1971         22 Feet          74 DHD           $8.66
             Chicago, Illinois                   ------       -------           4 DID
                                                 1.34:1        3%               -----
                                                                               Masonry
===================================================================================================================

 Subject     2155 Rose Street                    1961 & late  18-20 Feet       30 DHD             --
             Leyden Township, Cook County,       1960's       ----------       ------
             Illinois                            -----          .05%        Masonry & Metal
                                                 1.90:1
==================================================================================================================

             DHD= Dock High Door
             DID= Drive In Door

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

ANALYSIS OF SALES

  In our research and analysis of the market for improved properties with characteristics similar to those of the subject, we have attempted to gather what we consider to be the most relevant data so that reasonable comparisons can be made. There were several industrial buildings which exhibited similarities to subject property.

  The most widely-used and market-oriented unit of comparison is the sale price per square foot of gross building area. All comparable sales have been analyzed on this basis. Presented on the facing page is a summary of the sold improved properties that we compared with the subject property. A map showing the location of the sales in relation to the subject property is provided on the following facing page. The sales are further detailed in the Addenda section of this report.

     COMPARABLE PROPERTY SALE I-1 is located at 3333 Charles Street, Franklin Park, Illinois. Olympus Properties, Inc. sold this property to Michael Goldstein on October 20, 1997 for $2,377,750. The building contains 173,749 square feet and is located on a 297,878 square foot site, giving it a land-to-building ratio of 1.72:1. The building has 17 and 20 foot clear ceiling heights and has 12 percent office finish. The masonry building has 10 dock-high doors and four drive-in doors. The building was vacant at time of sale. The indicated sales price equates to $12.68 per square foot of building area.

     COMPARABLE PROPERTY SALE I-2 is located at 2635 South Western Avenue, Chicago, Illinois. Towne Realty, Inc. sold to Gold Eagle Company on July 3, 1997 for $5,710,000. The building, constructed in 1968, contains 249,600 square feet and is located on a 431,070 square foot site. The land-to-building ratio is 1.73:1. The building has 28-foot clear ceiling height and has 1 percent office finish. The masonry building has 36 dock-high doors and nine drive-in doors. The building was vacant at time of sale. The indicated sale price per square foot of building area is $22.88.

     COMPARABLE PROPERTY SALE I-3 is located at 11936 South Central Avenue, Alsip, Illinois. Summis PCA Partners sold to First Industrial L.P. on May 30, 1997 for $8,050,000. The building contains 320,171 square feet and is located on a 548,856-square foot site. The land-to-ratio is 1.71:1. This tilt-up concrete building was constructed in 1972. The clear ceiling height is 22 feet and the building has 2 percent office finish. There are 36 dock-high doors and nine drive-in doors. The tenant lease expires in February 1999, at which time the tenant will leave the building. The building indicated sale price per square foot of building area equates to $25.14.

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------
   Insert map

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

   COMPARABLE PROPERTY SALE I-4 is located at 1400 W. 35th Street, Chicago, Illinois. Sears, Roebuck & Co. sold to Miracle LLC, a developer, on March 11, 1997 for $4,650,000. This building contains 537,000 square feet and is situated on a 717,019 square foot site. The land-to-building ratio equates to 1.34:1. The building, constructed in 1971, is of masonry construction. Clear ceiling height is 22 feet. There is 3.0 percent office finish. There are 74 dock-high doors and four drive-in doors. The building is currently being extensively remodeled at a cost of $5,000,000. The indicated sales price is $8.66 per square foot of building area.

   The five enclosed sales indicate prices ranging from $8.66 per square foot to $25.14 per square foot, with an average of $17.34 per square foot.

   Since this approach relies on physical units of comparison, it requires an adequate sample of recently sold properties that possess physical, economic, and financial comparability to the subject. Implicit in this definition of comparability is the concept of utility, in that the motivation and needs of a particular segment of market demand are comparably met and served.

   It should be noted that comparability does not imply an identical or exact duplicate, but rather the possession of a similar utility affected by similar supply and demand forces. In this instance, we were able to secure a number of older and larger industrial building sales similar to the subject property. However, differences do exist between the subject property and the comparables that must be considered in order to estimate the value for the subject property. These differences include: the passage of time, location, accessibility, size, functionality, ceiling heights, proportion of office, age, and quality and condition of improvements. Further, with regard to sale of income-producing properties, consideration must be give to the quality and magnitude of the rental income.

   All of the sale comparables considered are situated in similar locations for industrial facilities. The unit prices of the larger facilities and those with inferior clearance heights warrant upward adjustments, while smaller facilities and those with superior locational or access characteristics warrant a downward adjustment.

   The specific qualitative adjustments made to each sale comparable are detailed below and summarized in the adjustment grid which follows within this section.

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

TERMS OF SALE

   All of improved sales cited within this section were arms-length transactions, therefore, no adjustments for terms of sale were considered to be warranted.

MARKET CONDITIONS

   This adjustment, which is also referred to as the time adjustment, reflects the change in market conditions from the sale date comparable to the valuation date of the subject. Market conditions in the competing area have continued to improve over the past 6 to 12 months, during that time it appears that said improvement would be significant enough to qualify for a modest adjustment to the comparable sales.

BUILDING AREA

   Given the typical relationship between building area and unit selling price, comparable sale I-1 is smaller than the subject and warrants a downward adjustment. Comparable sale I-2 is considered similar to the subject property in terms of gross building area; therefore, no adjustment is considered applicable. Comparable sales I-3 and I-4 are significantly larger than the subject and upward adjustments are made.

ACCESS

   Comparable sale I-1 has very poor access that requires going through a residential neighborhood, and an upward adjustment is made. All other comparable sales are considered to have basically similar access as that enjoyed by subject and no adjustment is made.

LOCATION

   All comparable sales are considered to have similar locations to the subject and no adjustment is made.

QUALITY AND AGE

   All the comparable sales reflect newer improvements than the subject and downward adjustments are made.

CLEAR CEILING HEIGHTS

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

   Comparable sales I-2, I-3 and I-4 have warehouse clearance heights superior to that enjoyed by the subject property, requiring a downward adjustment. Meanwhile, sale I-1 is considered similar

PROPORTION OF OFFICE

   Comparable sale I-1 has been adjusted downward to reflect above average amount of finished office space versus the subject. The remaining improved sales were all considered similar to the subject property in terms of office finish.

====================================================================================================================================

                                                       QUALITATIVE ADJUSTMENT CHART
                                                          IMPROVED PROPERTY SALES
====================================================================================================================================

 COMP   SALE    TERMS     MARKET    BUILDING                     QUALITY   CEILING HEIGHTS     PROPORTION OF    OVERALL
 NO.    PRICE    OF     CONDITIONS    AREA    ACCESS   LOCATION   /AGE                            OFFICE
                SALE    ----------
                         ADJUSTED
                        SALE PRICE
------------------------------------------------------------------------------------------------------------------------------------
 I-1    $12.68   0%           5%         -5%     +30%        0%     -5%              0%              -5%              +15%
                         ------                                                                                   -------
                         $13.31                                                                                    $15.31
 -----------------------------------------------------------------------------------------------------------------------------------

 I-2    $22.88   0%           6%          0%       0%        0%    -10%            -15%               0%              -25%
                         ------                                                                                   -------
                         $24.25                                                                                    $18.19
------------------------------------------------------------------------------------------------------------------------------------

 I-3    $25.14   0%           6%        +15%       0%        0%    -25%            -10%               0%              -20%
                         ------                                                                                   -------
                         $26.65                                                                                    $21.32
------------------------------------------------------------------------------------------------------------------------------------


 I-4    $ 8.66   0%           7%        +20%       0%        0%    +70%            -10%               0%              +80%
                         ------                                                                                   -------
                         $ 9.27                                                                                    $16.69
====================================================================================================================================

   The comparable sales range in adjusted price from $15.31 to $21.32 per square foot, with an average adjusted price of $17.88 per square foot. Given the net effect of the adjustments discussed above, we believe an adjusted unit sales for the subject ranges from $18.00 to $20.00 per square foot of net rentable building area. Based on this range of unit prices, the following range of market value is indicated for the subject property.


================================================================================
                           SALES COMPARISON APPROACH
                             INDICATED VALUE RANGE
================================================================================
     Subject's          x         Unit Price          =          Estimated
        NRA                         Per SF                         Value
================================================================================
    220,904 SF          x           $18.00            =          $3,976,272
    220,904 SF          x           $20.00            =          $4,418,080
================================================================================

                                                       SALES COMPARISON APPROACH
--------------------------------------------------------------------------------
  Selecting a value slightly above the mid-point of the indicated market range, the market value of the subject property, is estimated at $4,200,000, which equates to a unit price per square foot indication of $19.01.

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

METHODOLOGY

   The Income Approach is a method of converting the anticipated economic benefits of owning property into a value estimate through capitalization. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be estimated, and the most appropriate capitalization method must be selected.

   The two most common methods of converting net income into value are direct capitalization and discounted cash flow analysis. In direct capitalization, stabilized net operating income is divided by an overall rate to indicate a value. In the discounted cash flow method, anticipated future net income streams and a reversionary value are discounted to an estimate of net present value at a chosen yield rate (internal rate of return).

   In valuing the subject, it is our opinion that the direct capitalization method is the most appropriate, as the subject is a single-tenant building with a long term lease. As a result, this method was developed in this analysis.

POTENTIAL GROSS INCOME

   Potential gross income, that is, income before operating and fixed expenses is determined by economic rent obtainable for the subject property. Their future benefits are estimated by forecasting the earning potential of the property under prevailing and foreseeable market conditions. Appropriate allowances for vacancy and operating expenses, based on market conditions, are then deducted from the potential gross income or gross earnings. This process will result in an estimate of net operating income for the property.

MARKET RENT

  In order to estimate market rent for the subject property, we have surveyed the market for recent leases of comparable warehouse buildings. We reviewed the terms of a number of reported lease transactions which were recently negotiated at comparable properties. In estimating market rent for the subject, its location, quality, design and functionality, age, amenities, and other pertinent factors were considered. The comparable rents have been reduced to a common unit of comparison: net annual rent per square foot of building area. The trend in the local market, regarding the structure of industrial leases, is to negotiate them on a

--------------------------------------------------------------------------------
net basis, whereby all real estate taxes, insurance, and common area maintenance costs are the responsibility of the tenant. Provided on the following facing page is a summary of recent

===================================================================================================================================
                                          SUMMARY OF COMPARABLE LEASES OF WAREHOUSE PROPERTIES
===================================================================================================================================
   COMP                TENANT(S)             START      Bldg. SF       %       Clearance     DOCK   Net Rate/SF
                        LOCATION             DATE       -------      OFFICE    ---------     DOORS  -----------       COMMENTS
    NO                                                  LEASED SF                 AGE                   TERM
-----------------------------------------------------------------------------------------------------------------------------------
 R-1           AVAILABLE                     Available  1,063,294 SF    17%       25 Feet    44 DHD     $2.50        Chicago
               ---------                                ------------              -------    10 DID     -----       Enterprise
               13535 South Torrance Avenue                238,865 SF              1960-65             5 Years        Center
               Chicago, Illinois
-----------------------------------------------------------------------------------------------------------------------------------

 R-2           AVAILABLE                     Available    254,068 SF   3.6%       18-26 Feet 4 DHD      $2.75        Calumet
               ---------                                  ----------              ----------            -----       Business
               1401-1581 East 98th Street                 103,680 SF                 1967             5 Years        Center
               Chicago, Illinois
-----------------------------------------------------------------------------------------------------------------------------------

 R-3           COOPER TIRE                   12/97        173,749 SF    15%       15-18 Feet 10 DHD     $2.75     Rate of step
               -----------                                ----------              ----------  4 DID     -----    increases not
               3333 Charles Street                        154,496 SF                 1985             8 Years        known
               Franklin Park, Illinois
-----------------------------------------------------------------------------------------------------------------------------------

 R-4           VANGARD DISTR.                 2/97        115,850 SF   3.0%       24 Feet   8 DHD       $2.69    Amount of step
               --------------                             ----------              -------   2 DID       -----    increases not
               7131 West 61 Street                        115,850 SF               1970               7 Years        known
               Chicago, Illinois
-----------------------------------------------------------------------------------------------------------------------------------

R-5            TRUE VALUE                     8/97        208,713 SF   1.5%       24 Feet   10 DHD      $2.55    Multi-Tenant
               ----------                                 ----------              -------    2 DID    2 Years      building
               6960-80 West 51st Street                   114,277 SF               1970                 -----
               Bedford Park, Illinois
-----------------------------------------------------------------------------------------------------------------------------------

Subject:       2155 Rose Street                  --       220,904 SF   .05%       18-20 Feet 30 DHD     --        Masonry
               Leyden Township,                           ----------              ----------                     Distribution
               Cook County, Illinois                      220,904 SF                1961-late                    Warehouse
                                                                                      60's


===================================================================================================================================

DHD = Dock-high Door
DID = Drive-in Door

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

comparable warehouse and distribution center leases located in the Chicago metropolitan area. A map indicating the location of each is provided on the subsequent facing page.

   Our summary of recently negotiated leases indicate that net leases are the most recent leases of similar large warehouse properties in similar Chicago markets. None of the comparable leases required free rent.

   Ceiling height, loading facilities, finished office area, bay depths and parking areas of the comparables are compared to the subject property and adjustments made as required for these items.

   COMPARABLE RENTAL R-1 is an offering at the Chicago Enterprise Center, 13535 South Torrence Avenue, Chicago, Illinois. This is a 238,865-square foot space in a 1,063,294 square foot facility. The space has 25-foot clear ceilings and 17 percent office finish. There are 44 dock-high doors and 10-drive-in doors. The asking rental rate is $2.50 per square foot on a net basis. They expect to negotiate a five-year lease.

   COMPARABLE RENTAL R-2 is an offering at 1401-1581 East 98th Street, Chicago, Illinois. This is space in the Calumet Business Center. The lease space is 103,680 square feet in a 254,068-square foot building. The space has clear ceiling heights of 18 and 26 feet. There are four dock-high doors. The office finish amounts to 3.6 percent. The asking rental rate is $2.75 on a net basis. They expect to negotiate a five-year lease.

   COMPARABLE RENTAL R-3 is located at 3333 Charles Street, Franklin Park, Illinois. This is a 154,496-square foot space in a 173,749-square foot building. This building has clear ceiling heights of 15 and 18 feet. There are 10 dock-high doors and four drive-in doors. The rental rate is $2.75 per square foot on a net basis. The rent rises at unknown step increase rates. The lease term is 8 years.

   COMPARABLE RENTAL R-4 is located at 7131 West 61st Street, Chicago, Illinois. This is a 115,850-square foot, single-tenant building. The building has 24-foot clear ceiling height. The office space equates to 1.5 percent of the building. There are eight dock-high doors and two drive-in doors. The lease to Vanguard Distributors was for 7 years. The rental rate was $2.69 per square foot. The amount of step increases is not known.

   COMPARABLE RENTAL R-5 is located at 6960-80 West 51st Street, Bedford Park, Illinois. This is a 114,277-square foot space in a 208,713-square foot building. The clear ceiling height is 24 feet. The space has 1.5 percent office finish. There are 10 dock-

                                                                 INCOME APPROACH
-------------------------------------------------------------------------------

   high doors and two drive-in doors. The tenant is True Value. The rental rate is $2.55 per square foot net. The lease is for two years.

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

Insert comparables map

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

     Presented in the following table is a summary of the results of our survey of office/warehouse building leases.

         ----------------------------------------------------------------
         RESULTS OF DISTRIBUTION/WAREHOUSE SURVEY
         ----------------------------------------------------------------
         Sample Size of Survey:                      Warehouse Properties
         Total Leased Space:                                   727,168 SF
         Surveyed:                                           5 properties
         Range of Rental Rates:                 $2.50/SF to $2.75/SF, Net
         Average Rental Rate:                               $2.65/SF, Net
         Average Size:                                         145,434 SF
         Range of Lease Terms:                               2 to 8 Years
         Expense Provisions:                      All lease rates are net
         ================================================================

     The comparable rents have been reduced to a common unit of comparison, the annual net rent per square foot of building area. The enclosed negotiated rent comparables reflect a rental range of $2.55 to $2.75 per square foot, on a net basis. The leased areas range in size from 114,277 square feet to 154,496 square feet, and the comparables are located in buildings constructed between 1960 and 1985. The rental offerings R-1 and R-2 have asking rates of $2.50 and $2.75 per square foot.

MARKET RENT CONCLUSION

     The subject has 220,904 total square feet, with .05 percent office finish and 18-20-foot ceiling clearance. Comparable rentals R-2, R-3, R-4 and R-5 are smaller than the subject and downward adjustments are made. The comparable rentals R-1, R-2, R-4, and R-5 have superior ceiling heights and downward adjustments are made. Comparable rentals R-1 and R-2 are offerings and a 10 percent reduction to $2.25 and $2.48 is expected through negotiation.

     Considering the subject's age, condition, and ceiling clearance, we feel a rental rate of $2.25 per square foot, net, is market.

REIMBURSABLE EXPENSES

     The typical lease terms for warehouse buildings similar to the subject property are triple net leases. The meaning of a triple-net lease typically varies from market to market;

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

however, in this instance, triple-net leases often require the tenant to pay a pro-rata share of all operating expenses, excluding property management fees and reserves for replacement.

VACANCY AND COLLECTION LOSS

     A deduction must be made from the total gross revenues due to an investor in the subject property to account for the possibility of vacancy and/or non-collection of rent. We have deducted 5.0 percent from gross revenues produced by the subject property as an allowance for vacancy and the occasional non-payment of rent or expenses by the lessee.

OPERATING EXPENSES

     The subject property is assumed to be subject to a triple-net lease, where the tenant pays for all operating expenses with the exception of management and reserves for replacement. These expenses are discussed as follows.

     MANAGEMENT FEE

     Per discussions with knowledgeable asset managers and investment and leasing brokers, 1.0 to 3.0 percent management fees are typically quoted for industrial buildings like the subject. A management fee of 2.0 percent of effective gross income is considered reasonable in the case of the subject.

     RESERVES FOR REPLACEMENT

     It is customary and prudent to deduct an annual sum from the cash flow to establish a reserve for replacing long-lived items throughout the building. We have estimated reserves for replacement at $0.10 per square foot of rentable area, or $22,090, which is considered adequate in order to cover the costs of replacing long-lived capital items such as the roof components and mechanical systems considering the good condition of the subject building.

CAPITALIZATION

     We converted net operating income into a value indication by means of the direct capitalization method. After deducting all expenses, the net property cash flow generated by the subject property is converted to a capital sum by an overall rate, which is the direct relationship between the net income generated by the real estate and its value in the marketplace.

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

     As a point of reference in our selection of a capitalization rate, let us first consider the general investor for institutional-quality industrial buildings. Cushman & Wakefield Valuation Advisory Services has surveyed national real estate investors to determine their investment objectives. THE CUSHMAN & WAKEFIELD NATIONAL INVESTOR SURVEY, SPRING 1998 details the investment requirements of active investors in the marketplace. Regarding typical, high-quality warehouse/distribution buildings, capitalization rates typically range from 7.8 to 10.5 percent, with the average-low and average-high of 8.6 and 9.3 percent, respectively. Terminal capitalization rates reflect an average-low and average-high of 9.0 and 9.6 percent, respectively. Growth rates for income and expenses generally range from 3.0 to 4.0 percent. This is illustrated in the following chart.


================================================================================
                      CUSHMAN & WAKEFIELD INVESTOR SURVEY
                                  SPRING 1998
                WAREHOUSE/DISTRIBUTION, CLASS-A -- LEASED ASSET
================================================================================
                   GOING-IN     TERMINAL                 INCOME       EXPENSE
                   CAP RATE     CAP RATE       IRR       GROWTH       GROWTH
================================================================================
Overall Range      7.8-10.5%    8.0-11.5%    8.5-13.0%   1.0-4.0%    2.0-4.0%
Average Low/
Average High        8.6/9.3%     9.0/9.6%   10.8/11.5%   2.9/3.5%    2.9/3.3%
================================================================================


     According to a recent Korpacz Real Estate Investor-Survey First Quarter 1998, the average Cap rate for industrial properties is now 12 basis points lower than one year ago. Location is becoming increasingly important in warehousing and distribution as more companies consolidate their operations in major distribution centers. The results of the survey are summarized below.

===========================================================================================================
                                  KORPACZ REAL ESTATE INVESTOR SURVEY
                                       NATIONAL INDUSTRIAL MARKET
===========================================================================================================
Date of                                                                     Income           Expense
Survey              Going-In OAR        Terminal OAR        IRR             Growth            Growth
-----------------------------------------------------------------------------------------------------------
First Quarter 1997

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Range               7.75 to 10.00%      8.00 to 10.50%     8.50 to 12.50%   0.00 to 6.00%     3.00 to 4.50%
                    -------------       -------------      -------------    ------------      ------------
Average                  8.96%              9.37%             11.14%           3.38%              3.75%
------------------------------------------------------------------------------------------------------------
First Quarter 1998
------------------------------------------------------------------------------------------------------------
Range               8.00 to 10.50%      8.00 to 11.00%     10.00 to 12.50%  2.00 to 6.00%     3.00 to 4.00%
                    -------------       -------------      --------------   ------------      ------------
Average                  9.08%              9.50%             11.25%           3.65%              3.63%
============================================================================================================

                                                                 INCOME APPROACH
--------------------------------------------------------------------------------

     It has been our experience that going-in capitalization rates are typically the lowest for newer, single-tenant buildings which would be subject to only minimal physical and functional depreciation, and which would incur relatively modest re-leasing exposure.

DIRECT CAPITALIZATION METHOD

     In estimating the market value of the subject property, we utilized the direct capitalization method. In direct capitalization, net operating income is divided by an overall rate to indicate a value. A summary of the direct capitalization is presented in the following chart.




      ----------------------------------------------------------------
                       DIRECT CAPITALIZATION SUMMARY
      ----------------------------------------------------------------
                                                           TOTAL
      ----------------------------------------------------------------
      REVENUES
      Potential Gross Income                             $497,034
      Less Vacancy and Collection Loss (5.0 %)          ($ 24,852)
                                                         ----------
      Effective Gross Income                             $472,182

      EXPENSES
      Management Fee (2.0%)                             ($  9,444)
      Reserves for Replacement at $0.10 SF              ($ 22,090)
                                                         ----------
      Total Expenses                                    ($ 31,534)

      Net Operating Income                               $440,648
      ----------------------------------------------------------------

     Applying a market range of capitalization rates of 10.25 to 10.75 percent to the subject's estimated net income of $440,648, indicates a range of market value for the subject property of $4,099,051 to $4,299,005.

INCOME APPROACH CONCLUSION

     Therefore, based on the above, it is our opinion that the market value of the fee simple estate of the subject property, by the direct capitalization method, would lie at the mid-aspect of the indicated market range, or at $4,200,000, as rounded.

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
--------------------------------------------------------------------------------

     Value indications for the subject property by the various approaches to value employed are indicated as follows:

      Cost Approach                $4,250,000

      Sales Comparison Approach    $4,200,000

      Income Approach              $4,200,000

     In the reconciliation of the three approaches employed, each approach to value is considered in order to determine the reliability of the data and conclusions of each and to weigh which approach best represents the actions of typical buyers for properties similar to the subject's.

COST APPROACH

     The Cost Approach has been given consideration because of the merits of the principles of substitution. We have sufficient data to estimate land value, and this information has been presented within our land valuation analysis. Nevertheless, estimates of construction costs, developer's profit, depreciation and other factors are somewhat subjective and comparatively less reliably-based. Therefore, less weight was given this approach in determining our final estimate of value.

SALES COMPARISON APPROACH

     The Sales Comparison Approach is a reflection of what market participants have been paying for similar warehouse buildings in the recent past. Sufficient data exists to develop a reliably-based conclusion of value by this approach. This approach was given significant consideration in determining our final estimate of value.

INCOME APPROACH

     Generally, the Income Approach is considered to be the most reliable and meaningful indicator of value in our analysis of the subject property. The subject property is highly suited to analysis by the Income Approach, as this is the analysis most often applied in institutional investment circles. The focus on property value in relation to anticipated income is well founded since the basis for investment is profit in the form of return or yield on invested capital. The appraisers relied most heavily upon the results of the income analysis given the applicability of this method in accounting for the particular characteristics of the property cash flow, as well as being the primary analytical and decision-making tool of institutional investors.

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
--------------------------------------------------------------------------------

     Giving more weight to the indication of value via the Income Approach and Sales Comparison Approach, it is our opinion that the market value of the fee simple estate in the subject property, considering the assumptions, limiting conditions, certification and definitions, as of May 21, 1998, was:


                   FOUR MILLION TWO HUNDRED THOUSAND DOLLARS
                                  $4,200,000


MARKETING TIME

     Marketing time is an estimate of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. Marketing time is subsequent to the effective date of the appraisal, whereas exposure time, as defined below, is presumed to precede the effective date of the appraisal. The estimate of marketing time uses some of the same data analyzed in the process of estimating the reasonable exposure time and is not intended to be a prediction of a date of sale.

     Based on our discussions with local real estate professionals, we have concluded that a marketing period of approximately 12 months would be required in order to sell the subject property. This estimate is based on our conversations with brokers familiar with the local industrial market, as well as actual marketing time of similar industrial buildings located in the subject's market area. The value conclusion expressed in this report are based on current market conditions. This value estimate should not be interpreted as being representative of the final price at which the property might sell throughout the entire marketing period, due to uncertain market conditions.

EXPOSURE TIME

     Under Paragraph 2 of the Definition of Market Value, the value estimate presumes that "A reasonable time is allowed for exposure in the open market." Exposure time is defined as the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

                                         RECONCILIATION AND FINAL VALUE ESTIMATE
--------------------------------------------------------------------------------

     We have estimated the appropriate exposure time for the subject property to be approximately 12 months.

                                                       QUICK SALE VALUE ESTIMATE
--------------------------------------------------------------------------------

     We have provided in our valuation a quick sale or orderly liquidation value estimate of the subject property. A quick sale is estimated as a sale within a six-month period.

     In considering the question of value under a quick sale concept, there is a great degree of subjectivity and judgement involved in this estimate.

     No scientific method or "rule of thumb" exists in applying this discount. Therefore, we have attempted to subjectively consider the potential buyer for this property and determine a reasonable discount given the relative marketability of the property and other factors.

     Industrial brokers were contacted in the subject's market area and, although no specific examples were discussed, they believe a discount ranging of 5 to 20 percent from the market value would be most likely under a quick sale scenario.

     We believe an approximate 10 percent discount from the market value to be a reasonable allowance to account for a quick sale of the subject property.

     Therefore, after considering all factors pertinent under a quick sale or orderly liquidation sale concept, it is our opinion that the quick sale value of the subject property, as of May 21, 1998, was:

              THREE MILLION SEVEN HUNDRED EIGHTY THOUSAND DOLLARS
                                  $3,780,000

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

"Appraisal" means the appraisal report and opinion of value stated therein; or the letter opinion of value, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Appraisal.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

This appraisal has been made subject to the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for any matters which are legal in nature. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraisers nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and other factual matters. The Appraisal and the opinion of value stated therein is as of the date stated in the Appraisal. Changes since that date in external and market factors can significantly affect property value.

3. The appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Possession of the Appraisal, or a copy thereof, does not carry with it the right of publication. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise expressly stated in the letter of engagement to prepare the Appraisal, C&W does not permit use of the Appraisal by any person other than the party to whom it is addressed or for purposes other than those for which it was prepared. If written permission is given by C&W to use the Appraisal, the Appraisal must be used in its entirety and only with proper written qualification as approved by C&W. No part of the Appraisal or the identity of the Appraiser shall be conveyed to the public through advertising, public relations, news media or used in any material (other than in judicial or

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

    non-judicial proceedings involving Zenith) without C&W's prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited.

4. The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Appraisal is based.

5. The physical condition of the improvements considered by the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

6. The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others or the bona fides of actual lease. C&W suggests that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

7. The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraisers' task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisions for the future in terms of rental rates, expenses, supply, and demand.

                                             ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

8. Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance or operation of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value stated in the Appraisal. These materials (such as formaldehyde foam insulation, asbestos insulation, various soil contaminants, and other potentially hazardous materials) may affect the value of the Property. The Appraisers are not qualified to detect such substances and C&W urges that an expert in this field be employed to determine the economic impact of these matters on the opinion of value stated in the Appraisal.

9. If the Appraisal is submitted to a lender or investor with the prior approval of C&W, such party should consider the Appraisal as one factor, together with its independent investment considerations and underwriting criteria, in its overall investment decision.

10. Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value stated in the Appraisal. Failure to comply with the requirements of the ADA may negatively affect the value of the property. C&W recommends that an expert in this field be employed.

11. Please note that prior to the use of the Appraisal report, our value conclusion, or our firm name as part of, or to be referenced in, any offering or other material intended for the review of others to be submitted to others (other than in connection with judicial or non-judicial proceedings involving Zenith), except as otherwise provided in our letter of engagement, our permission is granted on the condition that we be provided with an indemnification agreement in a form and content satisfactory to us, by parties satisfactory to us. Notwithstanding the foregoing, prospective institutional lenders may rely on and use the appraisal reports in their entirety for purposes of a first mortgage loan transaction with Zenith.

                                                       CERTIFICATION OF APPROVAL
--------------------------------------------------------------------------------

    We certify that, to the best of our knowledge and belief:

1.  David O. Conroy, inspected the property and prepared the report and Stanley
    R. Dennis, Jr., MAI, has reviewed and approved the report, but did not inspect the property.

2.  The statements of fact contained in this report are true and correct.

3. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

4. We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.

5. Our compensation is not contingent on an action or event (such as the approval of a loan) resulting from the analyses, opinions, or conclusions in, or the use of, this report. The appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Ethics and Standards of Professional Practice of the Appraisal Institute.

7. No one provided significant professional assistance to the persons signing this report.

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. As of the date of this report, Stanley R. Dennis, Jr., MAI has completed the requirements of the continuing education program of the Appraisal Institute.


    David O. Conroy                                  Stanley R. Dennis, Jr., MAI
    Senior Appraiser                                           Managing Director
    Illinois Certification No. 153-001128  Illinois Certification No. 153-000686

                                                                         ADDENDA
--------------------------------------------------------------------------------



                               LEGAL DESCRIPTION

                             COMPARABLE LAND SALES

                           COMPARABLE IMPROVED SALES

                      CUSHMAN & WAKEFIELD INVESTOR SURVEY

                           APPRAISER QUALIFICATIONS

                                                      IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------


IMPROVED SALE I-1
-----------------


   --------------------------------------------------------------------------














   --------------------------------------------------------------------------



PROPERTY IDENTIFICATION

Location:                     333 Charles Street
                              Franklin Park, Cook County, Illinois

PROPERTY & SALE INFORMATION

Grantor:                      Olympus Properties, Inc.
                              (Tim Burton-Werner Industries)

Grantee:                      Gold Realty Group
                              (Michael Goldstein)

Date of Sale:                 October 20, 1997

                                                      IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------


I-1 (CONTINUED)
---------------


Physical Description
  Land Area:                   297,878 square feet, or 6.84 acres
  Gross Building Area:         173,749 square feet
  Finished Office Area:        20,850 square feet, or 12.0 percent
  Clear Ceiling Height:        17 & 20 feet
  Construction:                Concrete block with brick finish
  Year Built:                  1985
  Land/Bldg. Ratio:            1:72:1
  Rail:                        No
  Condition:                   Average

  Terms of Sale:               Cash to seller

  Sale Price:                  $ 2,377,500

  Sale Price/SF:               $ 12.68/SF

  Comments:                    This property had been vacant since April 1995.
                               The property was then leased to Cooper Automotive by the new buyer. The property has ten dock-high doors and four drive-in doors.

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------

IMPROVED SALE I-2
-----------------


  --------------------------------------------------------------------------















  --------------------------------------------------------------------------


PROPERTY IDENTIFICATION

Location:                      2635 S. Western Avenue
                               Chicago, Cook County, Illinois

PROPERTY & SALE INFORMATION

Grantor:                       Towne Realty, Inc.

Grantee:                       Gold Eagle Company

Date of Sale:                  July 3, 1997

Physical Description
  Land Area:                   431,070 square feet, or 9.90 acres
  Gross Building Area:         249,600 square feet

                                                        IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------

  Finished Office Area:           2,490 square feet, or 1.0 percent

I-2 (CONTINUED)
---------------


  Clear Ceiling Height:           28 feet
  Sprinklered                     Yes
  Year Built:                     1968
  Land-to-Building Ratio:         1.73:1
  Condition:                      Good

  Terms of Sale:                  Cash to seller

  Sale Price:                     $5,710,000

  Sales Price/SF:                 $22.88/SF

  Comments:                       This building was purchased by an owner-user.
                                  The buyer will occupy 150,000 square feet and lease the remaining space.

                                  The building has 36 dock-high doors and 9 drive-in doors.

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------


IMPROVED SALE I-3
-----------------



  --------------------------------------------------------------------------














  --------------------------------------------------------------------------


PROPERTY IDENTIFICATION

Location:                     11936 South Central Avenue
                              Alsip, Cook County, Illinois


PROPERTY & SALE INFORMATION

Grantor:                      Sammis PCA Partners

Grantee:                      First Industrial L.P.

Date of Sale:                 May 30, 1997

Physical Description
  Land Area:                  548,856 square feet, or 12.60 acres

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------

  Gross Building Area:             320,171 square feet

I-3 (CONTINUED)
---------------




Finished Office Area:              6,400 square feet, or 2.0 percent
Clear Ceiling Height:              22 feet
Construction:                      Tilt-up concrete panel
Year Built:                        1972
Land-to-Building Ratio:            1.71:1
Rail:                              No
Condition:                         Good

Terms of Sale:                     Cash to seller

Sale Price:                        $8,050,000

Sales Price/SF:                    $25.14 per square foot

Comments:                          The current tenant will leave the property at
                                   the end of the lease term in 1999. There are 36 dock-high doors and 9 drive-in doors.

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------

IMPROVED SALE I-4
-----------------



  --------------------------------------------------------------------------














  --------------------------------------------------------------------------


PROPERTY IDENTIFICATION

Location:                          1400 W. 35th Street
                                   Chicago, Cook County, Illinois

PROPERTY & SALE INFORMATION

Grantor:                           Sears, Roebuck & Co.

Grantee:                           Miracle LLC

Date of Sale:                      March 11, 1997

Physical Description
  Land Area:                       717,019 square feet, or 16.46 acres

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------



  Gross Building Area:             537,000 square feet
I-4 (CONTINUED)
---------------



  Finished Office Area:          16,000 square feet, or 3.0 percent
  Clear Ceiling Height:          14-22 feet
  Construction:                  Concrete block w/brick finish
  Year Built:                    1971
  Land-to-Building Ratio:        1.34:1
  Rail:                          No
  Condition:                     Fair

  Terms of Sale:                 Cash to seller

  Sale Price:                    $4,650,000

  Sales Price/SF:                $8.66/SF

  Comments:                      This building was sold vacant to an investor.
                                 The building has 74 dock-high doors and 9 drive-in doors. The purchaser is extensively remodeling the property and will lease the property as a warehouse distribution facility.

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------


IMPROVED SALE I-5
-----------------


-----------------------------------------------------------------------------













-----------------------------------------------------------------------------

PROPERTY IDENTIFICATION

Location:                     1300 Howard Street
                              Elk Grove, Illinois

PROPERTY & SALE INFORMATION

Grantor:                      Equitable Life Assurance Society, as Trustee

Date of Sale:                 September 1996

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------


I-5 (CONTINUED)
---------------


Physical Description
  Land Area:                       23,700 square feet, or 0.54 acres
  Gross Building Area:             10,000 square feet
  Finished Office Area:            2,400 square feet, or 24%
  Clear Ceiling Height:            14 feet
  Construction:                    Concrete block with brick finish
  Sprinklered:                     No
  Year Built:                      1977
  Land-to-Building Ratio:          2.37:1
  Rail:                            No
  Condition:                       Average

  Terms of Sale:                   Cash to seller

  Sale Price:                      $450,000

  Sales Price/SF:                  $45.00 per square foot

  Comments:                        This property was sold to its tenant. The
                                   building has one dock-high door and two
                                   drive-in doors. The brick face of the
                                   building was replaced by the seller before the sale because of a structural problem.

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------


IMPROVED SALE I-6
-----------------


--------------------------------------------------------------------------------












--------------------------------------------------------------------------------



PROPERTY IDENTIFICATION

Location:                          91 North Liverly Boulevard
                                   Elk Grove, Cook County, Illinois

PROPERTY & SALE INFORMATION

Grantor:                           Schmidt Cartage, Inc.

Grantee:                           Mark and Cynthia Deutsch

Date of Sale:                      April 22, 1996

                                                         IMPROVED PROPERTY SALES
--------------------------------------------------------------------------------



I-6 (CONTINUED)
---------------

Physical Description
  Land Area:                       22,194 square feet, or 0.51 acres
  Gross Building Area:             9,983 square feet
  Finished Office Area:            900 square feet, or 9.0%
  Clear Ceiling Height:            14 feet
  Construction:                    Concrete block w/brick finish
  Year Built:                      1974
  Land-to-Building Ratio:          2.22:1
  Rail:                            No
  Condition:                       Good

  Terms of Sale:                   Cash to seller

  Sale Price:                      $460,000

  Sales Price/SF:                  $46.08 per square foot

  Comments:                        The building was leased at time of sale. The
                                   building has two drive-in doors and two dock-high doors.